UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

Altimmune, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Altimmune, Inc.

910 Clopper Road, Suite 201S

Gaithersburg, Maryland, 20878

August             , 2019

To the Stockholders of Altimmune, Inc.:

You are invited to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Altimmune, Inc. (the “Company”) scheduled for Thursday, September 26, 2019, at 10:00 a.m., Eastern Time, at the offices of Goodwin Procter LLP, 901 New York Ave NW, Washington, DC 20001. The Company’s Board of Directors and management look forward to seeing you.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement, which you are urged to read carefully.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting in person, your shares should be represented and voted. After reading the enclosed Proxy Statement, please cast your vote via the Internet or telephone or complete, sign, date and return the proxy card in the pre-addressed envelope that we have included for your convenience. If you hold your shares in a stock brokerage account, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote via the Internet or by telephone.

On behalf of the Board of Directors, thank you for your continued support.

Sincerely,

Vipin K. Garg, Ph.D.
Chief Executive Officer

Altimmune, Inc.

910 Clopper Road, Suite 201S

Gaithersburg, Maryland 20878

NOTICE OF

2019 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Altimmune, Inc.:

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Altimmune, Inc., a Delaware corporation (the “Company”), will be held on Thursday, September 26, 2019, at 10:00 a.m., Eastern Time, at the offices of Goodwin Procter LLP, 901 New York Ave NW, Washington, DC 20001.

At the Annual Meeting we will:

1. vote to elect the seven nominees named in the attached Proxy Statement as members of the Company’s Board of Directors for terms expiring at the 2020 Annual Meeting of Stockholders;

2. vote to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019;

3. hold an advisory vote on the compensation of the Company’s named executive officers as disclosed in the attached Proxy Statement;

4. vote to approve the Company’s 2019 Employee Stock Purchase Plan;

5. vote to approve, for purposes of complying with Nasdaq Listing Rules 5635(a) and 5635(b), to approve the issuance of shares of our Common Stock in connection with the occurrence of Milestone Payments that may become payable in the future to former securityholders of Spitfire Pharma, Inc., pursuant an Agreement and Plan of Merger and Reorganization we entered into in July 2019;

6. vote to approve the authorization to adjourn the Annual Meeting, if necessary or advisable, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes to approve the foregoing proposals; and

7. transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof by or at the direction of the Board of Directors.

These items are more fully described in the Company’s Proxy Statement accompanying this Notice.

The record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof, was the close of business on August 9, 2019. You have the right to receive this Notice and vote at the Annual Meeting if you were a stockholder of record at the close of business on August 9, 2019. Please remember that your shares cannot be voted unless you cast your vote by one of the following methods: (1) vote via the Internet or call the toll-free number as indicated on the proxy card; (2) sign and return a paper proxy card; or (3) vote in person at the Annual Meeting.

By Order of the Board of Directors,

Vipin K. Garg, Ph.D.
Chief Executive Officer

Gaithersburg, Maryland

August             , 2019

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND COMPLETE AND SUBMIT YOUR PROXY CARD VIA THE INTERNET OR SIGN AND DATE YOUR PAPER PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. ALTERNATIVELY, YOU MAY BE ABLE TO SUBMIT YOUR PROXY BY TOUCH-TONE PHONE AS INDICATED ON THE PROXY CARD.

GENERAL INFORMATION	1
SOLICITATION OF PROXIES	2
VOTING	3
AVAILABILITY OF CERTAIN DOCUMENTS	8
PROPOSAL 1 — ELECTION OF DIRECTORS	9
CORPORATE GOVERNANCE AND BOARD MATTERS	15
PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	19
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	21
PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION	23
PROPOSAL 4 — APPROVAL OF THE ADOPTION OF THE ALTIMMUNE, INC. 2019 EMPLOYEE STOCK PURCHASE PLAN	24
PROPOSAL 5 — APPROVAL OF THE ISSUANCE OF OUR COMMON STOCK IN CONNECTION WITH MILESTONE PAYMENTS THAT MAY BECOME PAYABLE IN THE FUTURE TO FORMER EQUITYHOLDERS OF SPITFIRE PHARMA, INC. PURSUANT TO NASDAQ LISTING RULES 5635(A) AND 5635(B)	27
PROPOSAL 6 — AUTHORIZATION TO ADJOURN THE ANNUAL MEETING	31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	32
EXECUTIVE OFFICERS	34
EXECUTIVE COMPENSATION	35
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	42
OTHER MATTERS	44
APPENDIX A	A-1

Altimmune, Inc.

910 Clopper Road, Suite 201S

Gaithersburg, Maryland 20878

PROXY STATEMENT FOR THE

2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, SEPTEMBER 26, 2019

GENERAL INFORMATION

This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors (the “Board” or “Board of Directors”) of Altimmune, Inc., a Delaware corporation (“Altimmune,” the “Company,” “we” or “our”), to be used at our 2019 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled for Thursday, September 26, 2019, at 10:00 a.m., Eastern Daylight Time, at the offices of Goodwin Procter LLP, 901 New York Ave NW, Washington, DC 20001.

This Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders and proxy card are first being mailed to stockholders on or about August     , 2019. Whenever we refer in this Proxy Statement to the “Annual Meeting,” we are also referring to any meeting that results from any postponement or adjournment of the September 26, 2019 meeting.

Holders of record of our Common Stock, par value $0.0001 per share (“Common Stock”), at the close of business on August 9, 2019 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. On that date, there were                  shares entitled to be voted.

We encourage you to vote your shares, either by voting in person at the Annual Meeting or by granting a proxy (i.e., authorizing someone to vote your shares). If you vote via the Internet or telephone or execute the attached paper proxy card, the individuals designated will vote your shares according to your instructions. If any matter other than the Proposals listed in the Notice of Annual Meeting of Stockholders is presented at the Annual Meeting, the designated individuals will, to the extent permissible, vote all proxies in the manner they perceive to be in the best interests of the Company.

If you indicate when voting via the Internet that you wish to vote as recommended by the Board or if you execute the enclosed paper proxy card but do not give instructions, your proxy will be voted as follows: (1) FOR the election of the nominees for director named herein, (2) FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019, (3) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement, (4) FOR the approval of the Company’s 2019 Employee Stock Purchase Plan, (5) FOR the approval of the issuance of shares of our Common Stock for purposes of complying with Nasdaq Listing Rules 5635(a) and 5635(b), (6) FOR the authorization to adjourn the Annual Meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals if there are not sufficient votes to approve the proposals and (7) in accordance with the discretion of the persons appointed as proxies with respect to any other matters that properly come before the Annual Meeting. If your shares are held in a stock brokerage account or by a bank or other nominee, see the information under the heading Voting — Broker authority to vote.

Information on how you may vote at the Annual Meeting (such as granting a proxy that directs how your shares should be voted, or attending the Annual Meeting in person), as well as how you can revoke a proxy, is contained in this Proxy Statement under the headings Solicitation of Proxies and Voting.

Our Proxy Statement and 2018 Annual Report to Stockholders are available at

https://materials.proxyvote.com/02155H

SOLICITATION OF PROXIES

General

The attached proxy card allows you to instruct the designated individuals how to vote your shares. You may vote in favor of, against, or abstain from voting on any proposal except for Proposal 1. With respect to Proposal 1 (the election of directors), you may, if you desire, indicate on the proxy card that you are not authorizing the designated individuals to vote your shares for one or more of the nominees.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. In addition, we may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone or other means by our directors, officers, employees or agents. The solicitation of proxies is being made primarily by mail and through the Internet, but directors, officers, employees, and contractors retained by the Company may also engage in the solicitation of proxies by telephone. The Company has retained the services of Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies, at a cost to the Company for services of approximately $12,500, plus out-of-pocket expenses. Depending upon the circumstances, the scope of services to be provided by Innisfree may expand, and the cost would be expected to increase correspondingly.

VOTING

Stockholders entitled to vote and shares outstanding

Each stockholder is entitled to one vote for each share of Common Stock held on each matter submitted to a vote at the Annual Meeting. As of the Record Date,                  shares of Common Stock were outstanding and entitled to be voted at the Annual Meeting.

How to vote

Submitting a proxy via mail, the Internet or telephone

You may vote by calling the toll-free telephone number listed on the proxy card or visiting the website address listed on the proxy card. If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number noted on the Notice before your proxy will be accepted. In addition to the instructions that appear on the Notice, step-by-step instructions will be provided by recorded telephone message or at the designated website on the Internet. Votes submitted by telephone or via the Internet must be received by 11:59 p.m., Eastern Time, on Wednesday, September 25, 2019 in order for them to be counted at the Annual Meeting.

If you are a stockholder of record, or otherwise received a printed copy of the proxy materials, in addition to the methods described above, you may also submit your proxy with voting instructions by mail by following the instructions set forth on the proxy card included with the proxy materials. Specifically, if you are a stockholder of record on the Record Date, you may vote by mailing your proxy card, with voting instructions, to the address listed on your proxy card.

Voting your shares in person at the Annual Meeting

For Shares Directly Registered in the Name of the Stockholder: You may vote in person at the Annual Meeting; however, we encourage you to vote by proxy card, via the Internet or by telephone even if you plan to attend the meeting. If you plan to attend the Annual Meeting, you will need to bring government issued identification.

For Shares Registered in the Name of a Brokerage Firm or Bank: In order to vote at the Annual Meeting, you must contact the brokerage firm or bank in whose name your shares are registered to obtain a proxy and bring it to the Annual Meeting. In order to attend the Annual Meeting you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on August 9, 2019.

Revoking a proxy

A proxy that was submitted via the Internet, by telephone or by mail may be revoked at any time before it is exercised by (1) executing a later-dated proxy card via the Internet or by telephone; (2) subsequently sending another proxy bearing a later date; (3) attending the Annual Meeting and voting in person by ballot; or (4) giving written notice revoking the proxy to our Corporate Secretary at Altimmune, Inc., 910 Clopper Road, Suite 201S, Gaithersburg, Maryland 20878.

If your shares are registered in the name of a brokerage firm or bank, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Your attendance at the Annual Meeting in and of itself will not automatically revoke a proxy that was submitted via the Internet, by telephone or by mail.

Broker authority to vote

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in street name. These proxy materials are being forwarded to you by your broker or nominee, who is considered to be the holder of record with respect to your shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote by filling out the voting instruction form provided by your broker or nominee. Telephone and Internet voting options may also be available to beneficial owners. As a beneficial owner, you are also invited to attend the Annual Meeting, but you must bring an account statement or other acceptable evidence of ownership of our Common Stock as of the close of business on August 9, 2019. You must obtain a proxy from the holder of record of your shares in order to vote in person at the Annual Meeting.

If your shares are held in street name, your broker or nominee will ask you how you want your shares to be voted. If you provide voting instructions, your shares must be voted as you direct. If you do not furnish voting instructions, one of two things can happen, depending upon whether a proposal is “routine.” Under the rules that govern brokers that have record ownership of shares beneficially owned by their clients, brokers have discretion to cast votes only on routine matters, such as the ratification of the appointment of independent registered public accounting firms, without voting instructions from their clients. Brokers are not permitted, however, to cast votes on “non-routine” matters without such voting instructions, such as the election of directors. A “broker non-vote” occurs when a beneficial owner has not provided voting instructions and the broker holding shares for the beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal. Proposal 2 and Proposal 6 are considered “routine” proposals for this purpose.

Quorum

A quorum is required for the conduct of business at the meeting. The presence at the meeting, in person or by proxy, of the holders of shares having a majority of the voting power represented by all outstanding shares entitled to vote generally for the election of directors will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, and broker non-votes (as described above) will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we may adjourn the Annual Meeting to a later date.

Votes necessary to approve each proposal

Election of Directors. The election of directors pursuant to Proposal 1 will require the affirmative vote of the plurality of the shares of Common Stock voted at the Annual Meeting, either in person or by proxy. This means that the seven nominees receiving the most votes will be elected as directors. With respect to Proposal 1, you may vote in favor of a particular nominee or elect to withhold your vote from a particular nominee.

Other Items. For the ratification of our independent registered public accounting firm (Proposal 2), the adoption of a resolution approving on a non-binding, advisory basis the compensation of the Company’s named executive officers (Proposal 3), the approval of the 2019 ESPP (Proposal 4) and the approval of the issuance of our Common Stock for purposes of complying with Nasdaq Listing Rules 5635(a) and 5635(b) (Proposal 5), and approval of the authorization to adjourn the Annual Meeting (Proposal 7), the affirmative vote of a majority of the votes cast is required to approve each of these proposals. This means that the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal. Abstentions and broker non-votes are not considered votes cast for the forgoing purpose, and will have no effect on Proposal 3, Proposal 4 or Proposal 5. Proposal 2 and Proposal 6 are considered “routine” for these purposes. Therefore, if your shares are held by your bank, broker or other nominee in street name and you do not vote your shares, your bank, broker or other nominee may vote your shares on Proposal 2 and Proposal 6. Accordingly, abstentions will have no effect on Proposal 2 or Proposal 6 and there will be no broker non-votes on these proposals. Pursuant to the Marketplace Rules of the Nasdaq Stock Market, the shares of our Common Stock issued to Spitfire Equityholders (as described below) are not entitled to vote on Proposal 5 and are not counted in determining votes cast for purposes of Proposal 5.

Where can I find more information about the terms of the Spitfire Acquisition?

We are including in this Proxy Statement a summary of the material terms of the acquisition (the “Spitfire Acquisition”) of Spitfire Pharma, Inc., a Delaware corporation (“Spitfire”) because we believe an understanding of the Spitfire Acquisition is necessary in order to make an informed voting decision with respect to the potential issuance of our securities in connection with Milestone Payments (as defined below) that may become due in the future under the terms of the Merger Agreement (as defined below). We are not seeking stockholder approval or ratification of the Spitfire Acquisition because the transaction has been consummated and the issuance of the consideration paid at closing did not require stockholder approval. Your vote will determine whether we will have the ability to elect to pay certain Milestone Payments that are earned in the future in Common Stock (or if we will instead be required to make such Milestone Payments in cash). A summary of the terms of the Spitfire Acquisition is set forth below:

•

We consummated the Spitfire Acquisition on July 12, 2019 pursuant to an agreement and plan of merger, dated July 8, 2019 (the “Merger Agreement”), by and among us, Springfield Merger Sub, Inc., a Delaware corporation and our wholly-owned subsidiary, Springfield Merger Sub, LLC, a Delaware limited liability company and our wholly-owned subsidiary, Spitfire, and David Collier, as the stockholder representative.

•

The consideration paid at closing to certain of the former securityholders of Spitfire (the “Spitfire Equityholders”) consisted of 1,887,250 unregistered shares of our Common Stock (the “Shares”) as upfront consideration (the “Closing Consideration”), representing an amount equal to $5.0 million less working capital and transaction expense adjustment amounts. The number of Shares issued as payment of the Closing Consideration was determined based on the average of the closing prices of our Common Stock as reported on the Nasdaq Global Market for the twenty (20) consecutive trading days prior to and including July 8, 2019 (the “Company Average Closing Price”).

•

In addition, pursuant to the terms of the Merger Agreement, we will be required to pay future contingent payments (each a “Milestone Payment”) of up to $88.0 million in cash and shares of our Common Stock to the Spitfire Equityholders upon the achievement of the following milestone events (each, a “Milestone Event”):

•

A one-time payment of $5.0 million (the “IND Milestone Consideration Amount”) within sixty (60) days of the submission of an Investigational New Drug Application (“IND”) to the United States Food and Drug Administration (the “FDA”) or other applicable governmental authority in a foreign jurisdiction (the date of such submission, the “IND Reference Date”), which IND has not been rejected or placed on clinical hold by the FDA or such applicable foreign governmental authority within time specified in the Merger Agreement; plus

•

one-time payment of $3.0 million (the “Phase 2 Milestone Consideration Amount”) within sixty (60) days of the initiation of a human clinical trial of a product candidate anywhere in the world (the “Phase 2 Milestone Event”); plus

•

payments of up to $80.0 million upon the achievement of specified worldwide net sales for products developed using the acquired technology within ten (10) years following the approval of a new drug application filed with the FDA.

The IND Milestone Consideration Amount and the Phase 2 Milestone Consideration Amount will be payable in shares of our Common Stock, but the number of shares of our Common Stock to be issued in connection with each milestone amount, if any, are not currently determinable. The number of any shares issued in consideration for the IND Milestone Consideration Amount will be determined based on lower of (A) the average of the closing prices of our Common Stock as reported on the Nasdaq Global Market for the twenty (20) consecutive trading days prior to the IND Reference Date or (B) 125% of the Company Average Closing Price. The value of any shares issued in consideration for the Phase 2 Milestone Consideration Amount shall be determined based the lower of (A) on the average of the closing trading prices of our Common Stock as reported on the Nasdaq Global Market for the twenty (20) consecutive trading days immediately preceding the date of the occurrence of the Phase 2 Milestone Event or (B) 150% of the Company Average Closing Price.

To better understand Proposal 5 and the Spitfire Acquisition, you should carefully read this entire document and the other documents to which we refer. For a more detailed discussion of the Spitfire Acquisition, please see the section entitled “Proposal 5 — APPROVAL OF THE ISSUANCE OF OUR COMMON STOCK IN CONNECTION WITH MILESTONE PAYMENTS THAT MAY BECOME PAYABLE IN THE FUTURE TO FORMER SECURITYHOLDERS OF SPITFIRE PHARMA, INC. PURSUANT TO NASDAQ LISTING RULES 5635(A) AND 5635(B).”

Why is stockholder approval necessary in order to pay Milestone Payments in stock?

Our Common Stock is listed on the Nasdaq Global Market, and we are subject to the Nasdaq listing standards set forth in its Marketplace Rules. Although we were not required to obtain stockholder approval in connection with the issuance of the Closing Consideration because the shares of our Common Stock issued at closing constituted less than 20% of our outstanding shares, we are required under Marketplace Rules 5635(a) and 5635(b) to seek stockholder approval for the issuance of shares of Common Stock in connection with the Milestone Payments as further described below.

Marketplace Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company, including pursuant to an “earn-out” or similar provision, where due to the present or potential issuance of Common Stock (or securities convertible into or exercisable for Common Stock), other than a public offering for cash, the Common Stock to be issued (a) constitutes voting power in excess of 20% of the outstanding voting power prior to the issuance or (b) is or will be in excess of 20% of the outstanding Common Stock prior to the issuance. The Closing Consideration that we have already issued to the Spitfire Equityholders did not constitute more than 20% of our total shares of Common Stock outstanding, so we were not required to obtain stockholder approval for the issuance of these shares. The Closing Consideration constituted an amount of our Common Stock equivalent to approximately 12.3% of our outstanding Common Stock as of the July 8, 2019, the execution date of the Merger Agreement. The issuance of additional shares of Common Stock to Spitfire Equityholders in connection with the Milestone Payments would be aggregated with the shares we issued as Closing Consideration for purposes of Nasdaq Marketplace Rule 5635(a). Accordingly, issuing additional shares of Common Stock as Milestone Payments to the Spitfire Equityholders may result in the aggregate number of shares issued by us in connection with the Spitfire Acquisition to exceed 20% of our total shares outstanding prior to the Spitfire Acquisition. Therefore, we are requesting stockholder approval for Proposal 5 under this Nasdaq listing standard to ensure that we have stockholder approval to issue shares of Common Stock as Milestone Payments to the extent that any such shares issued, when aggregated with shares previously issued in connection with the Spitfire Acquisition, exceed 20% of our Common Stock outstanding prior to the Spitfire Acquisition. To the extent a Milestone Event is achieved and we pay the corresponding Milestone Payment in shares of our Common Stock, the shares would be valued pursuant to a formula based on the then-market price of our Common Stock.

Pursuant to the Merger Agreement, we agreed to seek stockholder approval at our next stockholders meeting following the execution of the Merger Agreement for the possible issuance of shares of our Common Stock pursuant to the Merger Agreement in excess of 19.99% of our outstanding shares.

What will happen if stockholder approval is not obtained to issue shares of Common Stock in excess of 19.99% of our outstanding shares in connection with Milestone Payments?

If we do not obtain stockholder approval to issue Common Stock in excess of 19.99% of our outstanding shares in connection with Milestone Payments, pursuant to the Merger Agreement, we would not be able to make certain Milestone Payments in shares of Common Stock to the extent Milestone Events are achieved resulting in the aggregate number of shares to be issued by us exceeding 20% of our total shares outstanding prior to the Spitfire Acquisition. In the event we do not have stockholder authorization to pay certain of the Milestone Payments in shares of Common Stock, we will instead be required to make such Milestone Payments in cash.

Furthermore, in the event this proposal is not approved, we intend to solicit such approval at next year’s annual meeting.

Other matters to be decided at the Annual Meeting

We do not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

Postponement or adjournment of the Annual Meeting

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

Results of the voting at the Annual Meeting

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K, or Form 8-K, that we expect to file with the U.S. Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Multiple proxy cards or voting instruction forms

If you receive multiple proxy cards, it means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.

Certain stockholder-related matters

We do not know of any stockholder proposals that may be properly presented at the Annual Meeting. For information regarding inclusion of stockholder proposals in our 2019 Annual Meeting of Stockholders Proxy Statement, see the information in this Proxy Statement under the section heading Other Matters — Stockholder proposals for 2019 Annual Meeting.

About the Altimmune Mergers

On May 4, 2017, we completed our merger with privately-held Altimmune, Inc. (“Private Altimmune”) in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated January 18, 2017 (as amended, the “Altimmune Merger Agreement”), whereby one of our wholly owned subsidiaries merged with and into Private Altimmune, with Private Altimmune surviving as our wholly owned subsidiary (the “Altimmune Merger”). In connection with the Altimmune Merger, we changed our name from PharmAthene, Inc. to Altimmune, Inc. In connection with the closing of the Altimmune Merger, our Common Stock began trading on The Nasdaq Global Market under the ticker symbol “ALT.”

Except where the context indicates otherwise, references to “we,” “us,” “our,” “Altimmune” or the “Company” refer, for periods prior to the completion of the Altimmune Mergers, to Private Altimmune and its subsidiaries, and for periods following the completion of the Mergers to the combined company and its subsidiaries.

AVAILABILITY OF CERTAIN DOCUMENTS

Householding of Annual Meeting materials

The Company and some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one copy of our Proxy Statement is sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you upon written or oral request to our Investor Relations Department at Altimmune, Inc., 901 Clopper Road, Suite 201S, Gaithersburg, Maryland 20878 or (240) 654-1450. If you want to receive separate copies of our proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Additional information

We are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our Internet website at www.altimmune.com or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including our Annual Report for the year ended December 31, 2018, without charge to any stockholder upon written or oral request to our Investor Relations Department at Altimmune, Inc., 910 Clopper Road, Suite 201S, Gaithersburg, Maryland 20878 or (240) 654-1450.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor at the contact listed below:

INNISFREE M&A INCORPORATED

Stockholders call toll free: (888) 750-5834

Banks and brokers call collect: (212) 750-5833

PROPOSAL 1 — ELECTION OF DIRECTORS

The first proposal to be voted on at the Annual Meeting is the election of directors. Our Board currently consists of seven directors: Mitchel Sayare, Ph.D. (Chairman), Vipin K. Garg, Ph.D., David J. Drutz, M.D., John M. Gill, Philip L. Hodges, Wayne Pisano and Klaus O. Schafer, M.D., MPH. Dr. Garg is also our President and Chief Executive Officer and our other six directors are not our employees. The directors and director nominees will be elected for a term that begins at the Annual Meeting and ends at the 2020 Annual Meeting of Stockholders. Each director and director nominee will hold office until such director’s successor has been elected and qualified, or until such director’s earlier resignation or removal.

Vote Required

If you sign the enclosed proxy card and return it to the Company, your proxy will be voted FOR all director nominees, for terms expiring at the 2020 Annual Meeting of Stockholders, unless you specifically indicate on the proxy card that you are withholding a vote from one or more of the nominees. Abstentions and broker non-votes will have no effect on the election of our director nominees.

Directors are elected by a plurality of the votes cast. Accordingly, the seven nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

Board recommendation

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES:

Mitchel Sayare, Ph.D., Chairman

Vipin K. Garg, Ph.D.

David J. Drutz, M.D.

John M. Gill

Philip L. Hodges

Wayne Pisano

Klaus O. Schafer, M.D., MPH

Each of these nominees is currently serving as a director on our Board, and each nominee has agreed to continue to serve on the Board if he or she is elected at the Annual Meeting. If any nominee is unable (or for good cause declines) to serve as a director at any time before the Annual Meeting, proxies may be voted for the election of a qualified substitute designated by the current Board, or else the size of the Board will be reduced accordingly. Biographical information about each of the nominees is included below under Director information.

Qualifications for director nominees

Candidates for Board consideration should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and will be selected based upon contributions they can make to the Company. A director must have an exemplary reputation and record for honesty in his or her personal dealings and business or professional activity. All directors must demonstrate strong leadership skills and should possess a basic understanding of financial matters; have an ability to review and understand the Company’s financial and other reports; and be able to discuss such matters intelligently and effectively. He or she also needs to exhibit qualities of independence in thought and action. A candidate should be committed first and foremost to the interests of the stockholders of the Company. Persons who represent a particular special interest, ideology, narrow perspective or point of view would not, therefore, generally be considered good candidates for election to our Board. The key experience, qualifications and skills each of our directors brings to the Board that are important in light of our business are included in their individual biographies below.

Our Corporate Governance Guidelines require the Board’s Nominating and Corporate Governance Committee to review the qualifications of the directors and the composition of the Board as a whole, and the Nominating and Corporate Governance Committee seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. This assessment includes not only the independence of the directors, but consideration of required minimum qualifications, skills, expertise and experience in the context of the needs of the Board and its ability to oversee the Company’s business.

Director information

At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the persons named below to serve as directors of the Company for a term beginning at the Annual Meeting and ending at the 2020 Annual Meeting of Stockholders. The date of commencement of service as a director refers to the Board of Directors of PharmAthene, Inc. prior to the closing of the Mergers in May 2017, and the Board of the Company from and after the closing of the Mergers.

Mitchel Sayare, Ph.D. Director since April 2010	Mitchel Sayare, Ph.D. (71) has been a member of the Board of Directors since April 2010. Dr. Sayare became Chairman of the Board in January 2018 and served as Executive Chairman from June 2018 to November 2018. Until 2010, Dr. Sayare served as the Chairman of the Board of public company ImmunoGen, Inc. (Nasdaq:IMGN) (a position he had held since 1989). In addition, he served as ImmunoGen’s Chief Executive Officer from 1986 to December 31, 2009, and as its President from 1986 to 1992, and from 1994 to July 2008. Prior to joining ImmunoGen, he served as Vice President of Development of Xenogen from 1982 to 1985. Prior to that he was Assistant Professor of Biophysics and Biochemistry at the University of Connecticut. Dr. Sayare earned a Ph.D. in biochemistry from Temple University School of Medicine. Dr. Sayare is a director of Boston IVF, Inc. and Advanced Aesthetic Technologies, Inc., both privately-held companies. We believe that Dr. Sayare’s substantial experience as a board member and executive officer of biotechnology companies makes him well qualified to serve as a member of our Board of Directors.

Vipin K. Garg, Ph.D. Director since November 2018	Vipin K. Garg, Ph.D.(62) currently serves as our President and Chief Executive Officer and is a member of the Board of Directors. Dr. Garg joined Altimmune in November 2018 with over three decades of experience in the biotechnology and pharmaceutical industries. He has a proven track record of building and managing both private and publicly traded companies. Before joining Altimmune, from July 2014 to June 2018, he served as President and Chief Executive Officer of Neos Therapeutics, Inc. (Nasdaq: NEOS), where he built a commercial-stage biopharmaceutical company launching three branded therapeutic products including Adzenys XR- ODTTM and Cotempla XR-ODTTM, the first ever XR-ODTTM medications for the treatment of ADHD. Prior to Neos, he served as president and Chief Executive Officer of Tranzyme Pharma where he progressed a discovery-stage, emerging biotech company to a Nasdaq-listed clinical-stage, drug development company. Prior to joining Tranzyme, Dr. Garg served as Chief Operating Officer of Apex Bioscience, Inc. (acquired by Curacyte AGof Munich, Germany), and held senior management positions at DNX Bio-Therapeutics, Inc. (until its acquisition by Baxter Healthcare Corporation), Sunovion Pharmaceuticals, Inc. (formerly known as Sepracor Inc., now a subsidiary of Sumitomo Dainippon Pharma), and Bio-Response Inc. (acquired by Baxter Healthcare Corporation). Dr. Garg received his Ph.D. in Biochemistry in 1982 from the University of Adelaide, Australia, and his M.S. from IARI Nuclear Research Laboratory, New Delhi, India in 1978. We believe that Dr. Garg’s extensive experience in the biotechnology and pharmaceutical industries makes him well qualified to serve as a member of our Board of Directors.

David J. Drutz, M.D. Director Since May 2017	David J. Drutz, M.D. (81) has served as a member of our Board of Directors since May 2017, when he was appointed to the Board in connection with the completion of the Merger. Dr. Drutz was first elected to Private Altimmune’s Board of Directors in January 2010 and was elected Board Chairman in October 2011. Dr. Drutz is the President of Pacific Biopharma Associates, LLC, a biopharmaceutical consulting company that he founded in 1999. From 2008 to 2015, he held various positions at DARA BioSciences, an oncology supportive care company which was acquired by Midatech Pharma plc, including Director, Chief Executive Officer, Executive Chairman and Chief Medical Officer. He also previously served as Chairman of Tranzyme (Nasdaq:TZYM) from 2000 to 2010; and Director of MethylGene (TSX:MYG) from 2000 to 2010 and Gentris Corporation from 2007 to 2014. From 1999 to 2008 he was a general partner with Pacific Rim Ventures, a Tokyo-based venture capital firm. Dr. Drutz’s management experience includes tenures as VP Biological Sciences and VP Clinical Research at Smith Kline & French Laboratories; VP Clinical Development at Daiichi Pharmaceutical Corporation; and CEO of Inspire Pharmaceuticals (1995-1998) and Sennes Drug Innovations (1994-1995). Earlier, Dr. Drutz was Professor of Medicine, Chief of the Division of Infectious Diseases, and the founder of the NSF Center for Cell Regulation at the UT Health Science Center, San Antonio. Dr. Drutz received his M.D. from the University of Louisville School of Medicine and postgraduate training in internal medicine and infectious diseases at Vanderbilt University School of Medicine, serving subsequently as a research medical officer in the U.S. Navy (LCDR, USNR). He is certified by the American Board of Internal Medicine; a fellow of the American College of Physicians and the Infectious Diseases Society of America; a member of Alpha Omega Alpha, the American Society of Clinical Oncology and the American Society for Clinical Investigation; and the author of more than 200 peer-reviewed publications in the area of infectious diseases. We believe Dr. Drutz’s significant experience in biotechnology investment and as a physician make him well qualified to serve as a member of our Board of Directors.

John M. Gill Director since August 2004	John M. Gill (67) has served as a member of our Board of Directors since August 2004. Mr. Gill served as PharmAthene’s President and Chief Executive Officer from March 2015 until the completion of the Merger in May 2017. From 2003 to 2013, Mr. Gill served as the President, Chief Executive Officer, co-founder and a Director of TetraLogic Pharmaceuticals Corporation, a public biopharmaceutical company. Mr. Gill has previously held positions at 3-Dimensional Pharmaceuticals and SmithKline Beecham. After serving in the United States Marine Corps, Mr. Gill earned a B.A. from Rutgers University. We believe Mr. Gill’s executive and board experience in the pharmaceutical industry and his substantial financial knowledge and expertise make him well qualified to serve as a member of our Board of Directors.

Philip L. Hodges Director since May 2017	Philip L. Hodges (51) has served as a member of our Board of Directors since May 2017, when he was appointed to the Board in connection with the completion of the Merger, and was first elected to Private Altimmune’s board of directors in September 2003. Mr. Hodges is Managing Partner of Redmont Capital, a private equity firm located in Birmingham, Alabama, which he joined at its inception in 1997. Redmont Capital is a co-founder of Altimmune. Mr. Hodges’ investment strategy is focused on high-growth small businesses within the health care, life science and technology sectors. He currently serves as a director for several of the firm’s portfolio companies. Mr. Hodges holds a Bachelor of Science in Business Administration from the Brock School of Business at Samford University. We believe Mr. Hodges experience as a life science investor makes him well qualified to serve as a member of our Board of Directors.

Wayne Pisano Director since August 2018	Wayne Pisano (64) has served as a member of our Board of Directors since August 2018. Mr. Pisano also serves on the board of directors of Provention Bio, Inc. (Nasdaq: PRVB), a biopharmaceutical company, since April 2018; IMV Inc. (Nasdaq: IMV), a biopharmaceutical company, since October 2011, and Oncolytics Biotech Inc. (Nasdaq: ONCY), a biotechnology company, since May 2013. Mr. Pisano served as president and Chief Executive Officer of VaxInnate Corporation, a biotechnology company, from January 2012 until November 2016. Mr. Pisano joined Sanofi Pasteur in 1997 and was promoted to President and Chief Executive Officer in 2007, the position he successfully held until his retirement in 2011. He has a Bachelor’s of Science in biology from St. John Fisher College, New York and an MBA from the University of Dayton, Ohio. We believe Mr. Pisano’s depth of experience across the spectrum of commercial operations, public immunization policies and pipeline development makes him well qualified to serve as a member of our Board of Directors.

Klaus O. Schafer, M.D., MPH Director since July 2012	Brigadier General (ret.), Klaus O. Schafer, M.D., MPH, (69) has served as a member of our Board of Directors since July 2012. Dr. Schafer has over 35 years of healthcare leadership experience, having held senior positions in government and industry. He previously held the position of Deputy Assistant to the Secretary of Defense for chemical and biological defense, overseeing the Department’s $1.0 billion program for vaccine, therapeutics, medical device and sensor development against biothreats. He retired from the Air Force as a Brigadier General in the role of Assistant Surgeon General for medical readiness, science and technology. He has managed all aspects of large integrated health care delivery systems, from clinical care, to running clinics and hospitals, managing budgets, professional staffs and large science and technology portfolios. He has private sector business experience in imaging technology, as CEO and co-founder of TessArae LLC, a biotech medical device company. Most recently he held the position of Chief Medical Officer and client executive for health at CACI International, an information technology company. He has been an independent consultant since 2002 and has served as advisory board member to a number of biotech and health related companies. Dr. Schafer earned his Doctor of Medicine and Surgery at the University of Iowa, medical boards in family practice and aerospace medicine in the Air Force, a Master of Public Health at the University of Texas, and a Master of Science at the Dwight D. Eisenhower School of National Security and Resource Strategy. We believe Dr. Schafer’s broad experience base relevant to Altimmune’s core technology makes him well qualified to serve as a member of our Board of Directors.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director independence

The Board of Directors has determined that each of our current directors, other than Drs. Sayare and Garg and Mr. Gill, currently meet, the independence requirements contained in the Nasdaq listing standards and applicable tax and securities rules and regulations. None of our director nominees has a relationship with the Company or its subsidiaries that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In compliance with the Nasdaq listing standards, we have a Board of Directors comprised of a majority of independent directors. The Nasdaq listing standards have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he is an employee of the Company or is a partner in or controlling stockholder or executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Other than Dr. Sayare and Mr. Gill, none of the non-employee directors nor our director nominee were disqualified from “independent” status under the objective tests. In assessing independence under the subjective test, the Board took into account the standards in the objective tests, and reviewed and discussed additional information provided by the directors and nominee with regard to each director’s business and personal activities as they may relate to Altimmune’s management. Based on all of the foregoing, as required by the Nasdaq listing standards, the Board made a substantive determination as to each of the non-employee directors that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

In addition to Board-level standards for director independence, the directors who serve on the Audit Committee and the Compensation Committee each satisfy standards established by the SEC and the Nasdaq Listing Rules providing that to qualify as “independent” for purposes of membership on the Audit Committee or the Compensation Committee, members of such committees may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation. Also, each of the directors who serve on the Compensation Committee has been determined to be a “non-employee director” for purposes of the applicable SEC rules and regulations and an “outside director” for purposes of the applicable tax rules.

In making its independence determinations, the Board considered transactions occurring since the beginning of 2016 between the Company and entities associated with the independent directors or members of their immediate family. In each case, the Board determined that, because of the nature of the director’s relationship with the entity and/or the amount involved, the relationship did not impair the director’s independence.

We do not have a director tenure requirement, as we believe our efforts to regularly refresh the Board with new directors, as well as natural turnover, has achieved the appropriate balance between maintaining longer-term directors with deep institutional knowledge and new directors who bring new perspectives and diversity to our Board. Notwithstanding this belief and the fact that our corporate governance guidelines and Nasdaq Global Market rules do not deem long-tenured directors to be non-independent, our Board reviews director tenure in connection with its director independence determinations.

How nominees to our Board are selected

Candidates for election to our Board of Directors are nominated by our Nominating and Corporate Governance Committee and ratified by our full Board of Directors for nomination to the stockholders. The Nominating and Corporate Governance Committee operates under a charter, which is available on our corporate website at www.altimmune.com.

The Nominating and Corporate Governance Committee will give due consideration to candidates recommended by stockholders. Stockholders may recommend candidates for the Nominating and Corporate Governance Committee’s consideration by submitting such recommendations directly to the Nominating and Corporate Governance Committee as described below under Communicating with our Board members. In making recommendations, stockholders should be mindful of the discussion of minimum qualifications set forth above under Qualifications for director nominees. However, just because a recommended individual meets the minimum qualification standards does not imply that the Nominating and Corporate Governance Committee will necessarily nominate the person so recommended by a stockholder. The Nominating and Corporate Governance Committee may also engage outside search firms to assist in identifying or evaluating potential nominees.

Board leadership structure

Currently, Dr. Sayare serves as the Chairman of the Board and Dr. Garg is the Company’s President and Chief Executive Officer. The Board believes that having different individuals serving in the separate roles of Chairman of the Board and Chief Executive Officer is in the best interest of stockholders in the Company’s current circumstances because it reflects the Chief Executive Officer’s responsibility over management of the Company’s operations and the Chairman’s oversight of board functions, strategic development and financial stability.

Board committees

The Audit Committee of our Board reviews, acts on and reports to our Board with respect to various auditing and accounting matters, including the recommendation of our independent registered public accounting firm, the scope of the annual audits, the fees to be paid to the independent registered public accounting firm, the performance of the independent registered public accounting firm and our accounting practices. The Audit Committee currently consists of Messrs. Hodges (Chair), Gill and Pisano and Dr. Schafer. The Board has determined that each member of the Audit Committee, other than Mr. Gill, is an independent director in accordance with Nasdaq listing standards and that each of Messrs. Hodges and Gill is an Audit Committee financial expert, as defined by SEC guidelines and as required by the applicable Nasdaq listing standards. Mr. Gill is not independent under the Nasdaq listing standards due to his service as Chief Executive Officer of PharmAthene prior to the Merger. However, the Board has determined that Mr. Gill satisfies the specific independence criteria set forth in Section 10A(m)(3)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder, and that his membership on the Audit Committee is in the best interest of the Company and its stockholders due to Mr. Gill’s substantial experience and expertise in financial accounting, internal control and audit committee processes. For information regarding the experience and qualifications of our Audit Committee financial experts, see the information in this Proxy Statement under the section heading Proposal 1 — Election of Directors — Director information.

The Compensation Committee of the Board recommends, reviews and oversees the salaries, benefits and equity incentive plans for our employees, consultants, directors (other than non-employee directors) and other individuals whom we compensate. The Compensation Committee also administers our compensation plans. The Compensation Committee currently consists of Drs. Drutz (Chair) and Schafer and Mr. Hodges. The Board has determined that each member of the Compensation Committee is an “independent director” in accordance with Nasdaq listing standards, a “non-employee director” under the applicable SEC rules and regulations and an “outside director” under the applicable tax rules. The Compensation Committee may form subcommittees and delegate authority to such subcommittees or individuals as it deems appropriate.

The Nominating and Corporate Governance Committee of the Board selects nominees for director positions to be recommended by our Board for election as directors and for any vacancies in such positions, develops and recommends for our Board the Corporate Governance Guidelines of the Company and oversees the annual review of the performance of the Board, each director and each committee. The Nominating and Corporate Governance Committee currently consists of Messrs. Pisano (Chair) and Gill and Dr. Drutz. The Board has determined that each member of the Nominating and Corporate Governance Committee, other than Mr. Gill, is an independent director in accordance with Nasdaq listing standards. As described above, Mr. Gill is not independent under the Nasdaq listing standards due to his service as Chief Executive Officer of PharmAthene prior to the Merger. However, the Board has determined that Mr. Gill’s membership on the Nominating and Corporate Governance Committee satisfies the standards set out in Nasdaq Rule 5605(e)(3) for non-independent committee members and is in the best interest of the Company and its stockholders due to Mr. Gill’s broad experience in the pharmaceutical industry.

Meetings and attendance

During the fiscal year ended December 31, 2018, the Board held 19 meetings and the Board Committees held a total of 10 meetings. Each incumbent director attended 75% or more of the total number of meetings of the Board and the Board Committees of which he was a member during the period he served as a director in fiscal year 2018. The Company has no specific policy regarding director attendance at its Annual Meeting. Generally, however, Board meetings are held immediately preceding and following the Annual Meeting, with directors attending the Annual Meeting. Our 2018 Annual Meeting was attended by all of our directors.

Non-Management Director Meetings

In addition to the meetings of the committees of the Board of Directors described above, in connection with the Board of Directors’ meetings, the non-management directors met 20 times in executive session during the fiscal year ended December 31, 2018. The Chairman of the Board of Directors presides at these executive sessions.

Board involvement in risk oversight

The Company’s management is responsible for defining the various risks facing the Company, formulating risk management policies and procedures, and managing the Company’s risk exposures on a day-to-day basis. The Board’s responsibility is to monitor the Company’s risk management processes by informing itself of the Company’s material risks and evaluating whether management has reasonable controls in place to address the material risks. The Board is not responsible, however, for defining or managing the Company’s various risks.

The Board of Directors monitors management’s responsibility for risk oversight through regular reports from management to the Audit Committee and the full Board. Furthermore, the Audit Committee reports on the matters discussed at the committee level to the full Board. The Audit Committee and the full Board focus on the material risks facing the Company, including strategic, operational, legal and regulatory risks, to assess whether management has reasonable controls in place to address these risks. In addition, the Compensation Committee is charged with reviewing and discussing with management whether the Company’s compensation arrangements are consistent with effective controls and sound risk management. Finally, risk management is a factor that the Board and the Nominating and Corporate Governance Committee consider when determining who to nominate for election as a director of the Company and which directors serve on the Audit Committee. The Board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

Code of Business Conduct and Ethics and other governance documents

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all officers, directors and employees and consultants. The Code of Ethics, as well as any amendments to, or waivers under, the Code of Ethics as it applies to the Company’s officers, can be accessed in the Investor Relations — Corporate Governance section of our website at www.altimmune.com.

You may also obtain a copy of these documents by writing to Altimmune, Inc., 910 Clopper Road, Suite 201S, Gaithersburg, Maryland 20878, Attention: Investor Relations.

Copies of the charters of our Board’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, as well as a copy of the Company’s Corporate Governance Guidelines, can be accessed in the Investor Relations — Corporate Governance section of our website.

Communicating with our Board members

Although our Board of Directors has not adopted a formal process for stockholder communications with the Board, we make every effort to ensure that the views of stockholders are heard by the Board or by individual directors, as applicable, and we believe that this has been an effective process to date. Stockholders may communicate with the Board by sending a letter to the Altimmune, Inc. Board of Directors, c/o Corporate Secretary, 901 Clopper Road, Suite 201S, Gaithersburg, Maryland 20878. The Corporate Secretary will receive the correspondence and forward it to the Chairman of the Board, or to any individual director or directors to whom the communication is directed, as appropriate. Notwithstanding the above, the Corporate Secretary has the authority to discard or disregard any communication that is unduly hostile, threatening, illegal or otherwise inappropriate or to take any other appropriate actions with respect to such communications.

In addition, any person, whether or not an employee, who has a concern regarding the conduct of the Company or our employees, including with respect to our accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern in writing by addressing a letter to the Chairman of the Audit Committee, c/o Corporate Secretary, at the address of our corporate headquarters, which is 910 Clopper Road, Suite 201S, Gaithersburg, Maryland 20878.

Director Compensation for Fiscal Year 2018

The table below sets forth the compensation received by each of our non-employee directors for the fiscal year ended December 31, 2018. Dr. Schaffer did not stand for reelection at the 2018 annual meeting of stockholders. Mr. Enright’s compensation for fiscal year 2018 is included in the “Summary Compensation Table” in the “Executive Compensation” section below.

Name (1)	Fees earned or paid in cash ($) (2)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mitchel Sayare, Ph.D.	165,417	—	24,199	—	—	—	189,616
David J. Drutz, M.D.	54,500	—	—	—	—	—	54,500
John M. Gill	42,500	—	—	—	—	—	42,500
Philip L. Hodges	59,944	—	—	—	—	—	59,944
Klaus O. Schafer, M.D., MPH	47,667	—	—	—	—	—	47,667
Derace L. Schaffer, M.D (2).	29,639	—	—	—	—	—	29,639
Wayne Pisano	18,333	—	—	—	—	—	18,333

(1)

As of December 31, 2018, each of Altimmune’s non-employee directors held the following stock option awards: Drs. Sayare, Drutz, Schafer and Schaffer 1,901, 1,433, 1,006 and 67, respectively and Messrs. Hodges, Pisano and Gill 667, none and 867, respectively. As of December 31, 2018, no outstanding stock awards (vested or unvested) were held by these non-employee directors.

(2)	Dr. Schaffer did not stand for reelection at the Company’s 2018 annual stockholder meeting and his term as a director ended on August 30, 2018.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of our Board has appointed the firm of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2019, and the Board is asking stockholders to ratify that selection. Although current law, rules and regulations, as well as the charter of the Audit Committee, require our independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of our independent registered public accounting firm to be an important matter of stockholder concern and considers a proposal for stockholders to ratify such selection to be an important opportunity for stockholders to provide direct feedback to the Board on an important issue of corporate governance. In the event that stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain E&Y, but may ultimately determine to retain E&Y as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Vote Required

Unless proxy cards are otherwise marked, the persons named as proxies will vote FOR the ratification of E&Y as the Company’s independent registered public accounting firm for the year ending December 31, 2019. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. Abstentions will have no effect on Proposal 2. Because Proposal 2 is considered “routine” for these purposes, there will not be any broker non-votes for this proposal.

Board recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019.

Information about our independent registered public accounting firm

E&Y served as the principal accountant for the audit of PharmAthene’s consolidated financial statements for the fiscal year ended December 31, 2016 and BDO LLP (“BDO LLP”) served as the principal accountant for the audit of Private Altimmune’s consolidated financial statements for the fiscal year ended December 31, 2016. On June 22, 2017 (the “Engagement Date”), the Company engaged E&Y to serve as the independent registered public accounting firm for the combined Company for the year ending December 31, 2017. Representatives of E&Y will be present at our Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Change in Accountants and Engagement of E&Y

During the fiscal years ended December 31, 2018 and 2017, E&Y’s reports on the Company’s financial statements did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report on the Company’s financial statements for the fiscal year ended December 31, 2017 contained a modification to the effect that there was substantial doubt as to the Company’s ability to continue as a going concern.

During the fiscal years ended December 31, 2018 and 2017 (i) there were no disagreements between the Company and E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements, and (ii) there were no reportable events as that term is described in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal year ended December 31, 2017, BDO’s report on Private Altimmune’s financial statements did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report on the Company’s financial statements for the fiscal year ended December 31, 2017 contained a modification to the effect that there was substantial doubt as to the Company’s ability to continue as a going concern.

During the fiscal years ended December 31, 2017 (i) there were no disagreements between Private Altimmune or the Company and BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreement in connection with its reports on Altimmune’s financial statements, and (ii) there were no reportable events as that term is described in Item 304(a)(1)(v) of Regulation S-K.

During the period starting on May 4, 2017, the last day of E&Y’s previous engagement as the Company’s auditor, and ending on the Engagement Date, the Company did not consult with E&Y regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and the related instructions thereto) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

Principal Accountants’ Fees and Services

The following table sets forth the aggregate fees billed to the Company for services during the fiscal years ended December 31, 2018 and 2017 by E&Y:

Fee Category	2018	2017
Audit Fees (1)	$848,772	$690,610
Audit Related Fees (2)	$—	$130,097
Tax Fees (3)	$152,328	$375,719
All Other Fees	$—	$—

Total	$1,000,100	$1,196,426

(1)

Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s and PharmAthene’s consolidated annual financial statements included in the Company’s Annual Report and review of the interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services that are normally provided by independent registered public accountants in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees consist of fees billed for assurance and related services rendered that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

(3)

Tax Fees were billed for services including assistance with tax compliance and the preparation of tax returns, tax consultation services, assistance in connection with tax audits and tax advice related to mergers, acquisitions and dispositions.

Pre-Approval Policies

The Audit Committee, or a designated member thereof, pre-approves all audit, audit-related, tax and other services rendered by the independent registered public accounting firm to the Company or its subsidiaries.

Immediately following the completion of each fiscal year, the Company’s independent registered public accounting firm shall submit to the Audit Committee (and the Audit Committee shall request from the independent registered public accounting firm), as soon as possible, a formal written statement describing: (i) the independent registered public accounting firm’s internal quality-control procedures; and (ii) all relationships between the independent registered public accounting firm and the Company, including at least the matters set forth in Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), in order to assess the independent registered public accounting firm’s independence.

Immediately following the completion of each fiscal year, the independent registered public accounting firm also shall submit to the Audit Committee (and the Audit Committee shall request from the independent registered public accounting firm), a formal written statement of the fees billed by the independent registered public accounting firm to the Company in each of the last two fiscal years for each of the following categories of services rendered by the independent registered public accounting firm: (i) the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q or services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or review of the Company’s financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (iv) all other products and services rendered by the independent registered public accounting firm, in the aggregate and by each service.

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Board during 2018 was composed of Messrs. Hodges (Chair) and Gill, and Drs. Sayare, Schafer and Schaffer, each of whom was “independent” as defined by the rules of the Nasdaq Stock Market, other than Mr. Gill due to his prior service as Chief Executive Officer as PharmAthene. Dr. Sayare resigned from the Audit Committee in June 2018 when he became Executive Chairman. Dr. Schaffer did not stand for re-election at the Company’s 2018 Annual Meeting of Stockholders and his term as director expired on August 30, 2018. The Audit Committee is currently composed of Messrs. Hodges, Gill and Pisano and Dr. Schafer. Except as disclosed above with respect to Mr. Gill’s prior service as the Chief Executive Officer of PharmAthene prior to the Merger, each member of the Audit Committee in 2018 was independent during their time on the Audit Committee and each current member of the Audit Committee is independent, as independence is defined for purposes of Audit Committee membership by the listing standards of Nasdaq and the applicable rules and regulations of the SEC. The Board has determined that each member of the Audit Committee in 2018 was and currently is financially literate, in other words, is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement, as required by Nasdaq rules. In addition, the Board has determined that each of Messrs. Hodges and Gill satisfies the Nasdaq rule requiring that at least one member of the Company’s Audit Committee have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board has also determined that each of Messrs. Hodges and Gill is a “financial expert” as defined by the SEC.

The Audit Committee appoints the Company’s independent registered public accounting firm, reviews the plan for and the results of the independent audit, approves the fees of the Company’s independent registered public accounting firm, reviews with management and the independent registered public accounting firm the Company’s quarterly and annual financial statements and the Company’s internal accounting, financial and disclosure controls, reviews and approves transactions between the Company and its officers, directors and affiliates, and performs other duties and responsibilities as set forth in a charter approved by the Board of Directors. A copy of the Audit Committee charter is available in the Investors — Corporate Governance section of the Company’s website.

The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the

Company’s senior management, including particularly its senior financial management, to prepare financial statements with integrity and objectivity and in accordance with generally accepted accounting principles, and relies upon the Company’s independent registered public accounting firm to review or audit, as applicable, such financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”).

Our Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2018 with our management. Our Audit Committee has discussed with our independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the PCAOB. Our Audit Committee has also received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with our Audit Committee concerning independence, and has discussed with our independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, our Audit Committee recommended to our Board that our audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the Securities and Exchange Commission on April 1, 2019.

The information contained in this Audit Committee report shall not be deemed to be “soliciting material,” “filed” or incorporated by reference into any past or future filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

Submitted by the Audit Committee of the Board:
Philip L. Hodges (Chair) John M. Gill Wayne Pisano Klaus O. Schafer, M.D., MPH

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC (the “Dodd-Frank Act”)), the Company is providing its stockholders the opportunity to cast an advisory vote on the compensation of its named executive officers. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on the named executive officers’ compensation. At our annual meeting of stockholders in 2018, our stockholders voted in favor of an annual vote on this proposal. Accordingly, we will include an advisory vote on executive compensation on an annual basis at least until the next stockholder advisory vote on the frequency of such votes.

The Company’s named executive officer compensation program is designed to attract, reward and retain the caliber of officers needed to ensure the Company’s continued growth and profitability. The primary objectives of the program are to:

•	align and reward Company and individual performance and decision-making with stockholder value creation and prudent risk management;

•	drive long-term growth objectives, thereby creating long-term value for our stockholders; and

•

provide rewards that are cost-efficient, equitable to our named executive officers and stockholders, and competitive with organizations that compete for executives with similar skill sets, thereby encouraging high-potential individuals with significant and unique market experience to build a career at the Company.

The Company seeks to accomplish these goals in a manner that is aligned with the long-term interests of the Company’s stockholders. The Company believes that its named executive officer compensation program is designed to achieve this goal with its emphasis on long-term equity awards and performance-based compensation, in addition to short-term (annual) incentive awards, specifically cash incentives, which are intended to enable the Company to successfully motivate and reward its named executive officers. The Company believes that its ability to retain its named executive officers is critical to its continuing financial success and that its focus on the long-term interests of its named executive officers aligns with the interests of its stockholders. For these reasons, the Board recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in Part III of the Company’s annual report on Form 10-K for the year ending December 31, 2018 and its proxy statement for the 2019 Annual Meeting, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and narrative discussion thereto, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon the Company, our Board or our Compensation Committee. Notwithstanding the advisory nature of this vote, our Board and the Compensation Committee, which is responsible for designing and administering the Company’s named executive officer compensation program, value the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers. Approval of this proposal requires the affirmative vote of a majority of the votes cast on this Proposal 3.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4 — APPROVAL OF THE ADOPTION OF THE ALTIMMUNE, INC. 2019 EMPLOYEE STOCK PURCHASE PLAN

Stockholders are being asked to approve the adoption of the Altimmune, Inc. 2019 Employee Stock Purchase Plan (the “2019 ESPP”), which was previously adopted by our Board of Directors on March 29, 2019. We believe that the adoption of the 2019 ESPP will benefit us by providing employees with an opportunity to acquire shares of our Common Stock and will enable us to attract, retain and motivate valued employees.

Based solely on the closing price of our Common Stock reported on the Nasdaq Global Market on August     , 2019, the maximum aggregate market value of the 403,500 shares of Common Stock initially reserved for issuance under the 2019 ESPP is $            million.

Summary of the Material Provisions of the 2019 ESPP

The following description of certain provisions of the 2019 ESPP is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2019 ESPP, a copy of which is attached hereto as Appendix A. It is our intention that the 2019 ESPP qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Shares Subject to the Plan. An aggregate of 403,500 shares are reserved and available for issuance under the 2019 ESPP. If our capital structure changes because of a stock dividend, stock split or similar event, the number of shares that can be issued under the 2019 ESPP will be appropriately adjusted.

Plan Administration. The 2019 ESPP will be administered by our Board of Directors or a committee of the Board that is designated to be responsible for the administration of the 2019 ESPP (the “Administrator”), which will have full authority to administer and interpret the 2019 ESPP and to establish limitations or procedures regarding the 2019 ESPP as it deems advisable.

Eligibility. Any of our employees or any employee of any subsidiary we designate in the future is eligible to participate in the 2019 ESPP so long as the employee, unless otherwise determined in advance of an offering (i) is not customarily employed for less than 20 hours a week, (ii) is not customarily employed for less than five months in any calendar year, (iii) has not been employed for such continuous period preceding the offering date as the administrator may require (provided such period is less than two years) and (iv) is a citizen or resident of a non-U.S. jurisdiction if their participation is prohibited under the laws of the applicable non-U.S. jurisdiction or if complying with the laws of the applicable non-U.S. jurisdiction would cause the 2019 Plan or an offering to violate Section 423 of the Code. No employee shall be granted an option (i) if immediately after the grant, such employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or (ii) which permits the employee’s rights to purchase stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 worth of stock for each calendar year in which the option is outstanding. The fair market value of the Company’s Common Stock on August 1, 2019 was $2.38 per share.

Participation; Payroll Deductions. Participation in the 2019 ESPP is limited to eligible employees who authorize payroll deductions equal to a whole percentage of base pay to the 2019 ESPP. Employees may authorize payroll deductions, with a minimum of 1% of base pay and a maximum of 10% of base pay. Once an employee becomes a participant in the 2019 ESPP, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the 2019 ESPP, becomes ineligible to participate in the 2019 ESPP, or his or her employment ceases.

Offering Periods and Purchase Periods. We refer to each offering under the ESPP as an “offering period,” which will consist of one or more six-month purchase periods. Unless the Administrator otherwise determines, each offering period under the 2019 ESPP will consist of a single purchase period, beginning on each February 1 and August 1 and terminating on the following July 31 or January 31, respectively. The Administrator may establish different offering periods or exercise dates under the 2019 ESPP, provided that no offering period may exceed 27 months in duration. The initial offering period under the ESPP commenced August 1, 2019 and will end on January 31, 2020; provided that no exercise shall occur unless the ESPP is approved by the stockholders.

Exercise Price. On the first day of an offering period, employees participating in that offering period will receive an option to purchase shares of our Common Stock, which will be automatically exercised on the last day of the purchase period. The option exercise price is equal to the lesser of (i) 85% (or such greater percentage as determined by the Administrator) of the fair market value per share of our Common Stock on the first day of the offering period or (ii) 85% (or such greater percentage as determined by the Administrator) of the fair market value per share of our Common Stock on the exercise date.

In general, if an employee is no longer a participant on an exercise date, the employee’s option will be automatically terminated, and the amount of the employee’s accumulated payroll deductions will be refunded.

Terms of Participation. A participant may discontinue participation in the 2019 ESPP or may increase or decrease the rate of payroll deductions during the offering period by submitting notice of a change of status authorizing an increase or decrease in the payroll deduction rate. Any increase or decrease in payroll deductions shall be effective as soon as administratively practicable following the date of the request. The Administrator may limit the number of payroll deduction rate changes during any offering period. A participant’s payroll deduction authorization shall remain in effect for successive offering periods and the Administrator shall be authorized to limit the number of payroll deduction rate changes during any offering period.

Term; Amendments and Termination. The Administrator may, in its discretion, at any time, terminate or amend the 2019 ESPP. Except as provided in the 2019 ESPP, such termination cannot adversely affect options previously granted.

New Plan Benefits

Since participation in the 2019 ESPP is voluntary and benefits under the 2019 ESPP depend on the fair market value of our Common Stock at various future dates and elections made by participants, the benefits or amounts that will or may be received by or allocated to employees under the 2019 ESPP in the future are not determinable.

Summary of Federal Income Tax Consequences

The following is only a summary of the effect of the United States income tax laws and regulations upon an employee and us with respect to an employee’s participation in the 2019 ESPP. This summary does not purport to be a complete description of all federal tax implications of participation in the 2019 ESPP, nor does it discuss the income tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax.

A participant in the 2019 ESPP is still subject to income tax on the amounts deducted from their base pay to participate in the 2019 ESPP, but recognizes no taxable income upon exercise of an option to purchase shares of our Common Stock under the terms of the 2019 ESPP. If a participant disposes of shares purchased upon exercise of an option granted under the 2019 ESPP within two years from the first day of the applicable offering period or within one year from the exercise date, which we refer to as a “disqualifying disposition,” the participant will realize ordinary income in the year of that disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term if the participant’s holding period is more than 12 months, or short-term if the participant’s holding period is 12 months or less.

If the participant disposes of shares purchased upon exercise of an option granted under the 2019 ESPP at least two years after the first day of the applicable offering period and at least one year after the exercise date, the participant will realize ordinary income in the year of disposition equal to the lesser of (1) the amount by which the fair market value of the Common Stock on the first day of the offering period in which the shares were purchased exceeds the exercise price (determined as if the option had been exercised on the first day of the offering period) and (2) the excess of the amount actually received for the Common Stock over the amount paid. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after that basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the exercise price, there will be no ordinary income and any loss recognized will be a long-term capital loss.

Generally, we are entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of that disposition. In all other cases, we are not allowed a deduction.

Vote Required

The affirmative vote of a majority of the votes cast for this proposal is required to approve the 2019 ESPP. Abstentions and broker non-votes will not be counted as either votes cast for or against this proposal.

OUR BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE 2019 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL 5 — APPROVAL OF THE ISSUANCE OF OUR COMMON STOCK IN CONNECTION WITH MILESTONE PAYMENTS THAT MAY BECOME PAYABLE IN THE FUTURE TO FORMER EQUITYHOLDERS OF SPITFIRE PHARMA, INC. PURSUANT TO NASDAQ LISTING RULES 5635(A) AND 5635(B)

Background

On July 8, 2019, we entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Springfield Merger Sub, Inc., a Delaware corporation and our wholly-owned subsidiary (“Merger Sub I”), Springfield Merger Sub, LLC, a Delaware limited liability company and our wholly-owned subsidiary (“Merger Sub II”), Spitfire Pharma, Inc., a Delaware corporation (“Spitfire”), and David Collier, as the stockholder representative. Spitfire was a preclinical pharmaceutical company developing a novel dual GLP-1/glucagon receptor agonist for the treatment of non-alcoholic steatohepatitis.

On July 12, 2019 (the “Closing Date”), Merger Sub I merged with and into Spitfire, with Spitfire continuing as the surviving entity (the “First Merger”), and, as a part of the same overall transaction, the surviving entity of the First Merger merged with and into Merger Sub II, with Merger Sub II continuing as the surviving entity and our wholly-owned subsidiary (the “Second Merger,” and, together with the First Merger, the “Merger”). Immediately following the consummation of the Second Merger, the name of Merger Sub II was changed to “Spitfire Pharma, LLC”.

In connection with the closing, we issued 1,887,250 unregistered shares of our Common Stock as upfront consideration to certain former equityholders of Spitfire (collectively, the “Spitfire Equityholders”), representing an amount equal to $5.0 million less working capital and transaction expense adjustment amounts (the “Closing Consideration”). The number of shares issued as payment of the Closing Consideration was determined based on the average of the closing prices of our Common Stock as reported on the Nasdaq Global Market for the twenty (20) consecutive trading days prior to and including July 8, 2019, the date on which the parties entered into the Merger Agreement (the “Company Average Closing Price”).

In addition, pursuant to the terms of the Merger Agreement, we will be required to pay future contingent payments (the “Milestone Payments”) of up to $88.0 million in cash and shares of our Common Stock payable by us to the Spitfire Equityholders upon the achievement of the following milestone events (each, a “Milestone Event”):

•

a one-time payment of $5.0 million (the “IND Milestone Consideration Amount”) within sixty (60) days of the submission of an Investigational New Drug Application (“IND”) to the United States Food and Drug Administration (the “FDA”) or other applicable governmental authority in a foreign jurisdiction (the date of such submission, the “IND Reference Date”), which IND has not been rejected or placed on clinical hold by the FDA or such applicable foreign governmental authority within time specified in the Merger Agreement; plus

•

a one-time payment of $3.0 million (the “Phase 2 Milestone Consideration Amount”) within sixty (60) days of the initiation of a human clinical trial of a product candidate anywhere in the world (the “Phase 2 Milestone Event”); plus

•

payments of up to $80.0 million upon the achievement of specified worldwide net sales of all products developed using the technology acquired in the License Agreement (as discussed below) within ten (10) years following the approval of a new drug application filed with the FDA.

The IND Milestone Consideration Amount and the Phase 2 Milestone Consideration Amount will be payable in shares of our Common Stock, but the number of shares of our Common Stock to be issued in connection with each milestone amount, if any, are not currently determinable. The number of any shares issued in consideration for the IND Milestone Consideration Amount will be determined based on lower of (A) the average of the closing prices of our Common Stock as reported on the Nasdaq Global Market for the twenty (20)

consecutive trading days prior to the IND Reference Date or (B) 125% of the Company Average Closing Price. The value of any shares issued in consideration for the Phase 2 Milestone Consideration Amount shall be determined based the lower of (A) on the average of the closing trading prices of our Common Stock as reported on the Nasdaq Global Market for the twenty (20) consecutive trading days immediately preceding the date of the occurrence of the Phase 2 Milestone Event or (B) 150% of the Company Average Closing Price.

Reasons for Seeking Stockholder Approval

Our Common Stock is listed on the Nasdaq Global Market, and we are subject to the Nasdaq listing standards set forth in its Marketplace Rules (the “Marketplace Rules”). Although we were not required to obtain stockholder approval in connection with the issuance of the Closing Consideration because the shares of our Common Stock issued at closing constituted less than 20% of our outstanding shares and did not constitute a change of control, we are required under Marketplace Rules 5635(a) and 5635(b) to seek stockholder approval for the issuance of shares of Common Stock in connection with the Milestone Payments as further described below.

Nasdaq Marketplace Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company, including pursuant to an “earn-out” or similar provision, where due to the present or potential issuance of Common Stock (or securities convertible into or exercisable for Common Stock), other than a public offering for cash, the Common Stock to be issued (a) constitutes voting power in excess of 20% of the outstanding voting power prior to the issuance or (b) is or will be in excess of 20% of the outstanding Common Stock prior to the issuance. The Closing Consideration that we have already issued to the Spitfire Equityholders did not constitute more than 20% of our total shares of Common Stock outstanding, so we were not required to obtain stockholder approval for the issuance of these shares. The Closing Consideration constituted an amount of our Common Stock equivalent to approximately 12.3% of our outstanding Common Stock as of July 8, 2019, the execution date of the Merger Agreement. The issuance of additional shares of Common Stock to former the Spitfire Equityholders in connection with the Milestone Payments would be aggregated with the shares we issued as Closing Consideration for purposes of Nasdaq Marketplace Rule 5635(a). Accordingly, issuing additional shares of Common Stock as Milestone Payments to the Spitfire Equityholders may result in the aggregate number of shares issued by us in connection with the Spitfire Acquisition exceeding 20% of our total shares outstanding prior to the Spitfire Acquisition. Therefore, we are requesting stockholder approval for Proposal 5 under this Nasdaq listing standard to ensure that we have stockholder approval to issue shares of Common Stock as Milestone Payments to the extent that any such shares issued, when aggregated with shares previously issued in connection with the Spitfire Acquisition, exceed 20% of our Common Stock outstanding prior to the Spitfire Acquisition. To the extent a Milestone Event is achieved and we pay the corresponding Milestone Payment in shares of our Common Stock, the shares would be valued pursuant to a formula based on the then-market price of our Common Stock.

Pursuant to the Merger Agreement, we agreed to seek stockholder approval at our next stockholders meeting following the execution of the Merger Agreement for the possible issuance of shares of our Common Stock pursuant to the Merger Agreement in excess of 19.99% of our outstanding shares.

Nasdaq Rule 5635(b) requires stockholder approval for issuances of securities that will result in a “change of control” of the issuer, and Nasdaq may deem a change of control to occur when, as a result of an issuance, an investor or a group of investors, acting together, would own, or have the right to acquire, 20% or more of our shares of Common Stock or voting power then issued and outstanding and such ownership or voting power would be the largest ownership position of the Company.

Pursuant to the Marketplace Rules, the 1,887,250 shares issued to the Spitfire Equityholders are not entitled to vote on this Proposal 5 and are not counted in determining votes cast for purposes of this Proposal 5.

Consequences of Not Approving this Proposal

If this Proposal 5 is not approved by the stockholders, we would not be able to make certain Milestone Payments in shares of Common Stock to the extent Milestone Events are achieved resulting in the aggregate number of shares to be issued by us exceeding 20% of our total shares outstanding prior to the Spitfire Acquisition. In such event, we would need to make the Milestone Payments in cash, in order to maintain compliance with applicable Nasdaq listing requirements. We expect we would need to raise additional financing if we are required to make such Milestone Payments in cash to the extent any Milestones are achieved.

Furthermore, in the event this proposal is not approved, we intend to solicit such approval at next year’s annual meeting.

Consequences of Approving the Proposal

If this Proposal 5 is approved and we obtain stockholder authorization to issue in connection with the Merger Agreement shares of Common Stock in excess of 20% of our outstanding shares, pursuant to the terms of the Merger Agreement, no less than 41% of the consideration payable to the Spitfire Equityholders will be paid by the Company in shares of our Common Stock. The actual number of shares that may become issuable as Milestone Payments will depend on multiple factors including the Milestone Events that are actually achieved, the amount of the corresponding Milestone Payments that are paid in shares of our Common Stock, and the market price of our Common Stock at the time that we pay the corresponding Milestone Event in shares of our Common Stock. While we believe that having the ability to pay Milestone Payments in shares of Common Stock offers benefits to the Company and its stockholders, including conservation of cash, the payment of Milestone Payments in shares of Common Stock may cause substantial dilution to the equity interest of our current stockholders.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of Common Stock. None of our officers or directors hold any of the securities that were exchanged in the First Exchange Agreements or the Second Exchange Agreements, or were otherwise a party to any such agreements.

Description of the Common Stock That May Be Issued In Connection With Milestone Payments

The shares of Common Stock to be issued upon achievement of a Milestone Event, if any, will be unregistered and the same class of common stock that we have listed on the Nasdaq Global Market under the trading symbol “ALT”. Any issuance of Common Stock in connection with the Milestone Payments will dilute the beneficial ownership of the current holders of our Common Stock. Holders of our Common Stock have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Common Stock.

No Appraisal Rights

Under Delaware law, stockholders are not entitled to appraisal rights with respect to this proposal and the Company will not independently provide stockholders with any such rights.

Vote Required

Unless proxy cards are otherwise marked, the persons named as proxies will vote FOR the approval of this Proposal 5. The affirmative votes of a majority of the votes cast by our stockholders is required to approve this Proposal 5. This means that the majority of the shares voted “for” the proposal must exceed the number of shares voted “against” the proposal. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the vote for this proposal. Pursuant to Nasdaq Listing Rule 5635(a) and applicable guidance, the Spitfire Equityholders are not entitled to vote the shares of our Common Stock that have been issued pursuant to the Merger Agreement with respect to this Proposal 5.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ISSUANCE OF OUR COMMON STOCK PURSUANT TO NASDAQ LISTING RULES 5635(A) AND 5635(B).

PROPOSAL 6 — AUTHORIZATION TO ADJOURN THE ANNUAL MEETING

General

If the Annual Meeting is convened and a quorum is present, but there are not sufficient votes to approve the forgoing proposals described in this Proxy Statement, the Company may move to adjourn the Annual Meeting at that time in order to enable our Board of Directors to solicit additional proxies.

In this Proposal 6, we are asking our stockholders to authorize the Company to adjourn the Annual Meeting to another time and place, if necessary or advisable, to solicit additional proxies in the event that there are not sufficient votes to approve the forgoing proposals, each as described in this Proxy Statement. If our stockholders approve this Proposal 6, we could adjourn the Annual Meeting and any adjourned session of the Annual Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders that have previously voted. Among other things, approval of this Proposal 7 could mean that, even if we had received proxies representing a sufficient number of votes to defeat the forgoing proposals, we could adjourn the Annual Meeting without a vote on such proposals and seek to convince our stockholders to change their votes in favor of such proposals.

If it is necessary or advisable to adjourn the Annual Meeting, no notice of the adjourned meeting is required to be given to our stockholders, other than an announcement at the Annual Meeting of the time and place to which the Annual Meeting is adjourned, so long as the meeting is adjourned for 30 days or less and no new record date is fixed for the adjourned meeting. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting.

Vote Required

Unless proxy cards are otherwise marked, the persons named as proxies will vote FOR the approval of this Proposal 6. A majority of the votes cast by our stockholders is required to approve this Proposal 6. This means that the majority of the shares voted “for” the proposal must exceed the number of shares voted “against” the proposal. Abstentions will have no effect on Proposal 6. Because Proposal 6 is considered “routine” for these purposes, there will not be any broker non-votes for this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A “FOR” VOTE FOR THIS PROPOSAL TO AUTHORIZE THE ADJOURNMENT OF THE ANNUAL MEETING.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of August 1, 2019 by (i) each person or group of persons known by us to beneficially own more than five percent of our Common Stock, (ii) each of our named executive officers, (iii) each of our directors and nominees for director and (iv) all of our directors and executive officers as a group.

The following table gives effect to the shares of Common Stock issuable within 60 days of August 1, 2019 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under Section 13 of the Securities Exchange Act of 1934, as amended, and includes voting and investment power with respect to shares. Percentage of beneficial ownership is based on 15,338,001 shares of Common Stock outstanding at the close of business on August 1, 2019. Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our Common Stock that he, she or it beneficially owns.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Altimmune, Inc., 910 Clopper Road, Suite 201S, Gaithersburg, Maryland 20878.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or Greater Stockholders:
Velocity Pharmaceutical Holdings LLC (1)	1,887,250	12.30%
Hudson Bay Capital Management (2)	1,591,148	9.99
Directors and Named Executive Officers:
Vipin K. Garg, Ph.D. (3)	322,907	2.1%
William Brown (4)	30,000	*
Elizabeth A. Czerepak (5)	—	*
David J. Drutz, M.D. (6)	22,126	*
William Enright (7)	12,195	*
John M. Gill (8)	23,508	*
Philip L. Hodges (9)	40,123	*
M. Scot Roberts, Ph.D. (10)	4,195	*
Mitchel Sayare, Ph.D. (11)	32,989	*
Klaus O. Schafer, M.D., MPH (12)	21,206	*
Sybil Tasker, M.D., M.P.H. (13)	13,141	*
Wayne Pisano (14)	22,000	*
All Executive Officers and Directors As a Group (11 persons) (15)	532,340	3.4%

*	Represents beneficial ownership of less than one percent of Altimmune’s outstanding Common Stock.
(1)

Velocity Pharmaceutical Holdings LLC received 1,887,250 shares of Common Stock as consideration in the Spitfire Acquisition. The principal business address of Velocity Pharmaceutical Holdings LLC is 400 Oyster Point Boulevard, Suite 202, South San Francisco, California 94080.

(2)

The information reported is based on a Schedule 13G/A filed with the SEC on February 1, 2019 and reflects the purchase of 1,000,000 shares of Common Stock on March 12, 2019. Consists of (i) 1,002,100 shares of Common Stock and (ii) 589,048 warrants to purchase Common Stock. It does not include 4,429,408 warrants to purchase Common Stock which are subject to ownership blocking provisions of the warrant. The principal business address of Hudson Bay Capital Management is 777 Third Avenue, 30th Floor, New York, NY 10017.

(3)	Consists of 322,907 restricted shares of Common Stock over which Dr. Garg has voting control.
(4)	Consists of 30,000 shares of Common Stock underlying options exercisable within 60 days of August 1, 2019.
(5)	Ms. Czerepak resigned as Chief Financial Officer on May 8, 2018.

(6)	Consists of (i) 693 shares of Common Stock and (ii) 21,433 shares of Common Stock underlying options exercisable within 60 days of August 1, 2019.
(7)	Consists of 12, 195 shares of Common Stock. Mr. Enright resigned as Chief Executive Officer on November 30, 2018.
(8)	Consists of (i) 2,774 shares of Common Stock and (ii) 20,734 shares of Common Stock underlying options exercisable within 60 days of August 1, 2019.
(9)	Consists of (i) 19,456 shares of Common Stock and (ii) 20,667 shares of Common Stock underlying options exercisable within 60 days of August 1, 2019.
(10)	Consists of (i) 1,852 shares of Common Stock and (ii) 2,343 shares of Common Stock underlying options exercisable within 60 days of August 1, 2019.
(11)	Consists of (i) 1,088 shares of Common Stock and (ii) 31,901 shares of Common Stock underlying options exercisable within 60 days of August 1, 2019.
(12)	Consists of (i) 200 shares of Common Stock and (ii) 21,006 shares of Common Stock underlying options exercisable within 60 days of August 1, 2019.
(13)	Consists of 13,141 shares of Common Stock underlying options exercisable within 60 days of August 1, 2019. Dr. Tasker resigned as Chief Medical Officer effective June 30, 2019.
(14)	Consists of (i) 2,000 shares of Common Stock and (ii) 20,000 shares of Common Stock underlying options exercisable within 60 days of August 1, 2019.
(15)	Consists of (i) 351,115 shares of Common Stock and (ii) 181,225 shares of Common Stock underlying options exercisable within 60 days of August 1, 2019.

EXECUTIVE OFFICERS

Executive Officers

The names and ages of our executive officers as of August 1, 2019 are set forth below:

Name	Age	Office
Vipin K. Garg, Ph.D.	62	President, Chief Executive Officer, and Director
William Brown	37	Chief Financial Officer
M. Scot Roberts, Ph.D.	60	Chief Scientific Officer

Vipin K. Garg, Ph.D. is our President, Chief Executive Officer and a Director. See Proposal 1 — Election of Directors — Director information for a discussion of Dr. Garg’s business experience.

William Brown currently serves as our Chief Financial Officer, a position he has held since June 2019. Mr. Brown previously served as the Company’s Acting Chief Financial Officer and Principal Accounting Officer since May 2018. Prior to that, Mr. Brown acted as an independent consultant to the Company since February 2018. Mr. Brown had been a consultant to several private and public companies in a variety of accounting and tax matters, both independently and as the managing partner of Redmont CPAs since October 2016. Prior to that, he was an audit manager at PricewaterhouseCoopers LLP in both Montgomery, Alabama (from June 2012 through July 2013) and Denver, Colorado (from November 2014 through September 2016). From August 2013 through October 2014, Mr. Brown was the Water Heater Division Controller at Rheem Manufacturing, a private company located in Montgomery, Alabama. Mr. Brown is a certified public accountant. He has a Bachelor of Science and a Master of Business Administration from Auburn University at Montgomery.

M. Scot Roberts, Ph.D. currently serves as Chief Scientific Officer of the Company. Dr. Roberts joined Altimmune in December 2012 and has over 20 years of biologics development experience, most recently at ImQuest BioSciences, Inc., where as Chief Scientific Officer from November 2010 until November 2012, he was responsible for managing scientific operations. Dr. Roberts held key positions at Wellstat Biologics Corporation from August 1996 until October 2010, including Director of Research and Development where he was responsible for development of a portfolio of biologic candidates in oncology including a clinical stage oncolytic virus asset. He is an inventor on twelve patent and patent application families, and author of numerous publications in peer-reviewed journals. Dr. Roberts has been an invited speaker at international conferences where he chaired a variety of scientific sessions. Dr. Roberts received a Masters in Chemistry from Illinois State University and a Ph.D. from the Johns Hopkins School of Medicine, Department of Pharmacology and Molecular Sciences.

EXECUTIVE COMPENSATION

Our named executive officers (“Named Executive Officers”) for the year ended December 31, 2018 are:

•	Vipin K Garg, Ph.D., our Chief Executive Officer;

•	William Brown, our Chief Financial Officer (1);

•	Sybil Tasker, M.D., MPH, our Chief Medical Officer (2);

•	William Enright, our former Chief Executive Officer (3); and

•	Elizabeth A. Czerepak, our former Chief Financial Officer (4).

(1)	Mr. Brown was our Acting Chief Financial Officer in 2018 and became Chief Financial Officer on June 12, 2019.
(2)	Dr. Tasker resigned as Chief Medical Officer effective June 30, 2019.
(3)	Mr. Enright resigned as Chief Executive Officer on November 30, 2018.
(4)	Ms. Czerepak resigned as Chief Financial Officer on May 8, 2018.

Elements of Compensation

The compensation arrangement for each Named Executive Officer is intended to encourage performance and to align the Named Executive Officers’ interests with those of our stockholders. In setting compensation for our Named Executive Officers, the Compensation Committee and the Board takes into account the relative amount of compensation that is delivered on a current and long-term basis and in the form of cash and equity. The combination of performance measures for annual bonuses and the equity compensation programs for executive officers, as well as the multi-year vesting schedules for equity awards encourage employees to maintain both a short-term and a long-term view with respect to Company performance.

The Company’s executive compensation program consists of the following elements:

•	base salary;

•	annual cash bonuses;

•	stock options;

•	health and retirement benefits and perquisites; and

•	401(k) plan

Base Salary

The Named Executive Officers receive a base salary to compensate them for services rendered to our Company. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, roles and responsibilities.

Annual Performance-Based Bonus

The Named Executive Officers are entitled to receive annual performance-based cash bonuses, the amount of which is based on satisfaction of corporate and personal objectives that are established by the Board of Directors or the Compensation Committee. The annual bonuses are intended to encourage the Named Executive Officers to promote the growth of the Company’s business.

Equity Awards

The Named Executive Officers are eligible to receive equity awards under the Altimmune, Inc. 2017 Omnibus Incentive Plan (as amended, the “2017 Plan”). Awards under the 2017 Plan are intended to align the interests of the Named Executive Officers with those of our stockholders and to create a link between executive pay and the long-term performance of our Common Stock.

Employee Benefits

The Named Executive Officers, like our other employees, participate in health and welfare benefit plans, subject to satisfying eligibility requirements.

401(k) Plan

The Company maintains a tax-qualified retirement plan (the “401(k) Plan”) that provides eligible employees (including the Named Executive Officers) with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to participate in the 401(k) Plan as of the first day of the month following the date they meet the 401(k) Plan’s eligibility requirements, and participants are able to defer up to 100% of their eligible compensation subject to applicable annual limits under the Internal Revenue Code of 1986, as amended (the “Code”). All participants’ interests in their deferrals are 100% vested when contributed. The 401(k) Plan permits Altimmune to make matching contributions and profit sharing contributions to eligible participants. Altimmune matches contributions 100% on the first 4% of contributions made by participants.

We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our Named Executive Officers.

Summary Compensation Table

The following table sets forth the total compensation that was paid to or earned by the Named Executive Officers for the 2017 and 2018 fiscal years.

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Vipin K. Garg, Ph.D.	2018	43,590	100,000	1,159,236	887,107	—	—	31	2,189,964
Chief Executive Officer (4)	2017	—	—	—	—	—	—	—	—
William Brown	2018	—	—	—	—	—	—	216,000	216,000
Chief Financial Officer	2017	—	—	—	—	—	—	—	—
Sybil Tasker	2018	397,000	125,055	—	16,705	—	—	7,571	546,331
Chief Medical Officer	2017	342,426	85,725	—	238,000	—	—	9,086	675,237
William Enright (5)	2018	410,667	184,800	—	34,463	—	—	7,776	637,706
Former Chief Executive Officer	2017	368,285	87,450	—	575,000	—	—	14,399	1,045,134
Elizabeth A. Czerepak (6)	2018	126,923	—	—	—	—	—	5,076	131,999
Former Chief Financial Officer	2017	327,366	20,250	—	172,000	—	—	12,495	532,111

(1)	Amounts reported for Mr. Enright, Ms. Czerepak and Ms. Tasker include compensation paid by Private Altimmune prior to the completion of the Mergers.
(2)

Amounts in this column reflect the aggregate grant date fair value of stock awards and stock options granted during the covered year computed in accordance with the provisions of FASB ASC Topic 718. The assumptions used to calculate the amounts for fiscal years 2018 and 2017 are discussed in Item 13, Financial Statements and Supplementary Data.

(3)

Amounts in this column for fiscal year 2018 include; Mr. Brown payments for his service of $216,000 and Ms. Tasker, Mr. Enright, and Ms. Czerepak employer contributions of $7,431, $7,776, and $5,076 respectively.

(4)	Dr. Garg commenced employment with Altimmune on November 30, 2018.
(5)	Mr. Brown was our Acting Chief Financial Officer in 2018 and became Chief Financial Officer on June 12, 2019.
(6)	Mr. Enright terminated employment with Altimmune on November 30, 2018.
(7)	Ms. Czerepak terminated employment with Altimmune on May 8, 2018.

Narrative to Summary Compensation Table

Agreements with Named Executive Officers

We have entered into employment agreements with each of Dr. Garg, Mr. Brown and Dr. Tasker. The material terms of such agreements are summarized below.

Employment Agreement with Vipin K. Garg, Ph.D.

On November 16, 2018, the Company entered into an employment agreement with Dr. Garg in connection with his employment as the President and Chief Executive Officer of the Company (the “Employment Agreement”). Pursuant to the Employment Agreement, Dr. Garg commenced employment with the Company on November 30, 2018.

Under the Employment Agreement, Dr. Garg receives a base salary of $500,000 and, from January 1, 2019, will be eligible to receive an annual discretionary incentive bonus of up to 55% of his base salary based on achievement of performance goals established by the Compensation Committee. In addition, Dr. Garg received a lump sum cash signing bonus of $100,000, which will be subject to claw-back if Dr. Garg’s employment with the Company terminates for any reason other than by the Company without cause or by Dr. Garg for good reason on or prior to November 30, 2019.

Dr. Garg is eligible to participate in the Company’s employee benefit plans made available to its similarly situated senior executives. In addition, the Company pays the premium costs for a term life insurance policy for Dr. Garg with a benefit equal to Dr. Garg’s base salary and for short- and long-term disability plans that provide for an annual benefit of at least 60% of Dr. Garg’s base salary for as long as the disability continues. In addition, during the term of Dr. Garg’s employment, so long as Dr. Garg’s primary residence is located within 50 miles of his current residence in North Carolina, the Company will reimburse Dr. Garg an amount not to exceed $36,000 during any 12-month period to cover Dr. Garg’s commuting expenses, which amount will be grossed up for taxes. During the term of Dr. Garg’s employment, and subject to applicable securities laws or listing standards, the Company will use its best efforts to cause Dr. Garg to be nominated for election as a member of the Company’s board of directors at each annual meeting of stockholders at which Dr. Garg is up for election.

Pursuant to the Employment Agreement, Dr. Garg received the following equity-based awards:

•

A grant, pursuant to the Company’s 2017 Omnibus Incentive Plan, of an incentive stock option (the “Incentive Stock Option”) to purchase 111,421 shares of the Company’s Common Stock with a grant-date fair value of $400,000. The Incentive Stock Option has an exercise price of $3.59. One-fourth of the shares underlying the Incentive Stock Option will vest on the first anniversary of the Grant Date (the “First Vesting Date”), and thereafter 1/48th of the shares underlying the Incentive Stock Option will vest monthly commencing on January 1, 2020, such that the shares underlying the Incentive Stock Option will be fully vested on December 1, 2022, in each case, generally subject to Dr. Garg’s employment with the Company through the applicable vesting date.

•

An inducement grant under Nasdaq Listing Rule 5635(c)(4), of a non-qualified stock option to purchase 211,486 shares of the Company’s Common Stock, which will have an exercise price of $3.59 per share, the last reported sale price of the Company’s Common Stock on the date of grant of such award (the “Grant Date”). One-fourth of the shares underlying the non-qualified stock option will vest on the First Vesting Date, and thereafter 1/48th of the shares underlying the non-qualified stock option will vest on each monthly anniversary of the First Vesting Date, such that the shares underlying the non-qualified stock option will be fully vested on November 30, 2022, in each case, generally subject to Dr. Garg’s employment with the Company through the applicable vesting date.

•	An inducement grant under Nasdaq Listing Rule 5635(c)(4), of 322,907 restricted shares of the Company’s common stock. One-fourth of the restricted shares will vest on the First Vesting Date, and thereafter 1/48th of the restricted shares will vest on each monthly anniversary of the First Vesting Date, such that the restricted shares will be fully vested on November 30, 2022, in each case, generally subject to Dr. Garg’s employment with the Company through the applicable vesting date.

In the event of an employment termination, the Company will pay Dr. Garg his earned but unpaid base salary through the date of termination, accrued but unused vacation pay, unreimbursed business expenses and such employee benefits as may be due to Dr. Garg under the terms of the applicable benefit plans (the “Accrued Benefits”). In addition, if the Company terminates Dr. Garg’s employment for “cause” (as defined below), Dr. Garg will be entitled to payment of any unpaid prior year’s annual bonus.

If the Company terminates Dr. Garg’s employment without cause or Dr. Garg resigns his employment for “good reason” (as defined below), in addition to the Accrued Benefits, Dr. Garg will be entitled to receive 12 months of base salary continuation payments, 12 months of continued coverage under the health insurance plans in which Dr. Garg participates at the time of the termination and payment of any unpaid prior year’s annual bonus. If such employment termination or resignation occurs within one year following a “change in control” (as defined in the Employment Agreement), Dr. Garg is entitled to receive an amount equal to the sum of 18 months of his base salary plus his target annual discretionary incentive bonus for the year of termination, 18 months of continued coverage under the health insurance plans in which Dr. Garg participates at the time of the termination, payment of any unpaid prior year’s annual bonus and, if such termination occurs within the one-year period following a change in control, all of Dr. Garg’s outstanding unvested equity awards will become vested. If any payments, whether under Dr. Garg’s employment agreement or otherwise, would be subject to the golden parachute excise tax under Section 4999 of the Internal Revenue Code (the “Code”), such payments will be reduced to the extent necessary to avoid the excise tax if doing so would result in a greater net after tax payment to Dr. Garg. Dr. Garg is required to execute and not revoke a release of claims in order to be eligible to receive severance payments or benefits, other than the Accrued Benefits.

Under the Employment Agreement, “cause” generally means Dr. Garg’s (i) material breach of his fiduciary duties, (ii) material breach of his Employment Agreement, (iii) willful failure or refusal to follow written policies, (iv) conviction of, or plea of guilty or nolo contendere to, a felony, or (v) continuing and willful refusal to act as directed by the Board. Under the Employment Agreement, “good reason” generally means (i) a reduction in Dr. Garg’s base salary or target annual bonus opportunity, (ii) a material diminution in Dr. Garg’s authorities, duties or responsibilities, or (iii) a relocation of Dr. Garg’s principal place of employment more than 50 miles from Gaithersburg, Maryland.

Dr. Garg is subject to restrictive covenants during the term of his employment and for a period of one year following the termination of his employment. In particular, Dr. Garg will be prohibited from soliciting the Company’s customers, clients and employees and from engaging in sales, marketing or related activities on behalf of himself or another entity that directly competes with the Company and does business in the same geographical areas in which the Company does business.

Consulting Agreement with Will Brown, CPA

On May 8, 2018, the Company entered into a consulting agreement with Mr. Brown, in connection with his appointment as Acting Chief Financial Officer and Principal Accounting Officer. The agreement provides Mr. Brown with monthly cash compensation of $27,000 and a stipend of $1,000 per month for expense reimbursement.

On March 14, 2019, the Company and Mr. Brown entered into an amendment to the consulting agreement. The amendment provides that, if Mr. Brown is not appointed as the Company’s full-time Chief Financial Officer by July 1, 2019, then from such date, Mr. Brown will receive a fee of $35,400 for each full month that he continues to provide services as Acting Chief Financial Officer. In addition, if on or after such date, the Company terminates Mr. Brown’s engagement without “Cause” (as defined in the agreement), then subject to his signing and not revoking a general release of claims against the Company and its affiliates in a form provided by the Company, he will receive $84,000.

Employment Agreement with Sybil Tasker, M.D., MPH

The Company entered into an employment agreement with Sybil Tasker, M.D., MPH, the Chief Medical Officer. Upon the closing of the Mergers, the agreement have become agreements of the Company. The agreement provided for an initial term that expired on December 31, 2017. However, unless either party elects not to renew the agreement by providing at least 90 days prior notice to the other party, the agreement will automatically renew for successive one-year terms effective January 1, 2019 and each January 1 thereafter. The current renewal period is set to expire on December 31, 2019.

The agreement provided Dr. Tasker with an initial base salary of $290,000, which was most recently increased to $397,000 on January 1, 2018. In addition, Dr. Tasker was initially was to receive an annual discretionary incentive bonus of up to 30% of her respective base salary based on achievement of performance goals previously established by the Compensation Committee. Dr. Tasker is eligible to participate in the Company’s employee benefit plans made available to its similarly situated senior executives.

If, prior to a “change in control” (as defined in the employment agreement), the Company terminates the employment of Dr. Tasker without “cause” or if such she resigns for “good reason” (as defined below), in addition to accrued benefits (to which she is entitled on any termination of employment), Dr. Tasker will be entitled to receive severance equal to six months of base salary continuation payments, six months of continued coverage under the health insurance plans in which the executive participated at the time of the termination and payment of any unpaid prior year’s annual bonus. If such employment termination or resignation occurs within the one-year period following a change in control, she would be entitled to receive a severance amount equal to the sum of 12 months of her base salary plus her target annual discretionary incentive bonus for the year of termination, six months of continued coverage under the health insurance plans in which she participates at the time of termination, payment of any unpaid prior year’s annual bonus and, all of her outstanding unvested equity awards will become vested. The agreement also provides that if any payments, whether under the agreement or otherwise, payable to her would be subject to the golden parachute excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid the excise tax if doing so would result in a greater net after tax payment to the her. Dr. Tasker is required to execute and not revoke a release of claims in Altimmune’s favor in order to be eligible to receive the severance payments and benefits.

Under the agreement with Dr. Tasker, “cause” generally means her (i) material breach of her fiduciary duties to us, (ii) material breach of the agreement, (iii) willful failure or refusal to follow Altimmune’s written policies, (iv) conviction of, or plea of guilty or nolo contendere to, a felony or (v) continuing and willful failure to act as directed by Altimmune’s board of directors or its chief executive officer. Under the agreement, “good reason” generally means (i) a reduction in the Dr. Tasker’s base salary or target annual bonus opportunity, (ii) a material diminution in authority, duties or responsibilities or (iii) a relocation of her principal place of employment more than 50 miles from Gaithersburg, Maryland.

Under the agreement, Dr. Tasker is subject to restrictive covenants during the term of her employment and for a period of six months following termination of employment. In particular, she is prohibited from soliciting the Company’s customers, clients and employees and from engaging in sales, marketing or related activities on the executive’s behalf or another entity that directly competes with the Company. Dr. Tasker resigned as the Chief Medical Officer effective June 30, 2019.

Employment Agreement with Elizabeth A. Czerepak

The Company entered into an employment agreement with Elizabeth A. Czerepak, the Chief Financial Officer and Executive Vice President, Corporate Development. Upon the closing of the Mergers, the agreement became an agreement of the Company. The agreement provides for an initial term that expired on December 31, 2017, and a renewal term that is set to expire on December 31, 2018. However, unless either party elects not to renew the agreement by providing at least 90 days prior notice to the other party, the agreement will automatically renew for successive one-year terms effective January 1, 2019 and each January 1 thereafter. As previously disclosed, on May 8, 2018, Ms. Czerepak resigned from her position with the Company.

The agreement provides Ms. Czerepak with an initial base salary of $290,000. Upon the closing of the Mergers, the base salary amount for Ms. Czerepak was increased to $325,000 and was increased to $360,000 in September 2017. In addition, Ms. Czerepak is eligible to receive an annual discretionary incentive bonus of up to 30% of her base salary based on achievement of performance goals previously established by the Compensation Committee. Ms. Czerepak’s bonus target increased from 30% to 40% of base salary on January 1, 2018. Ms. Czerepak will be eligible to participate in the Company’s employee benefit plans made available to its similarly situated senior executives. Given Ms. Czerepak’s resignation from the Company on May 8, 2018, she will not be entitled to an annual discretionary incentive bonus for 2018.

If, prior to a change in control, the Company terminates the employment of Ms. Czerepak without cause or if such executive resigns for good reason, in addition to the executive’s Accrued Benefits (to which the executive is entitled on any termination of employment), the executive will be entitled to receive severance equal to six months of base salary continuation payments, six months of continued coverage under the health insurance plans in which the executive participated at the time of the termination and payment of any unpaid prior year’s annual bonus. If such employment termination or resignation occurs within the one-year period following a change in control, the executive would be entitled to receive a severance amount equal to the sum of 12 months of the executive’s base salary plus the executive’s target annual discretionary incentive bonus for the year of termination, six months of continued coverage under the health insurance plans in which the executive participates at the time of termination, payment of any unpaid prior year’s annual bonus and, in addition, all of the executive’s outstanding unvested equity awards will become vested. The agreement also provides that if any payments, whether under the agreements or otherwise, payable to the executive would be subject to the golden parachute excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid the excise tax if doing so would result in a greater net after tax payment to the executive. The executive is required to execute and not revoke a release of claims in Altimmune’s favor in order to be eligible to receive the severance payments and benefits. In connection with her termination of employment on May 8, 2018, Ms. Czerepak was entitled to six months of base salary continuation payments and continued coverage under the health insurance plans in which she participated at the time of the termination.

Under the agreement with Ms. Czerepak, “cause” generally means the executive’s (i) material breach of her fiduciary duties to us, (ii) material breach of her agreement, (iii) willful failure or refusal to follow Altimmune’s written policies, (iv) conviction of, or plea of guilty or nolo contendere to, a felony or (v) continuing and willful failure to act as directed by Altimmune’s board of directors or its chief executive officer. Under the agreements, “good reason” generally means (i) a reduction in the executive’s base salary or target annual bonus opportunity, (ii) a material diminution in authority, duties or responsibilities or (iii) a relocation of the executive’s principal place of employment more than 50 miles from Gaithersburg, Maryland.

Under the agreement, Ms. Czerepak will be subject to restrictive covenants during the term of her employment and for a period of six months following termination of employment. In particular, the executives will be prohibited from soliciting the Company’s customers, clients and employees and from engaging in sales, marketing or related activities on the executive’s behalf or another entity that directly competes with the Company.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards of our Named Executive Officers as of December 31, 2018.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Vipin K. Garg, Ph.D.	—	111,421	(1)	—	3.59	11/30/2028
	—	211,486	(1)	—	3.59	11/30/2028
William Brown	—	—	(2)	—	—	—
Sybil Tasker, M.D., MPG	812	811	(3)(5)	—	401.10	4/7/2026
	501	832	(4)	—	123.60	6/5/2027
	522	1,145	(4)	—	74.40	9/21/2027
	—	1,667	(5)	—	13.35	5/21/2028
William Enright	—	—	(7)	—	—	—
Elizabeth A. Czerepak	—	—	(8)	—	—	—

(1)

This option was granted on November 30, 2018 and 25% will become vested and exercisable on the first anniversary of the grant date. The aggregate remaining unvested portion will vest and become exercisable in equal monthly installments over the 36-month period commencing on January 1, 2020.

(2)

On January 2, 2019, Mr. Brown was granted an option to purchase 30,000 shares of Common Stock of the Company at an exercise price of $2.60 per share. One-hundred percent of the shares underlying the option will vest upon the filing of the Company’s annual report on Form 10-K.

(3)	The unexercised portion of this option vests annually in equal annual installments.
(4)	The unexercised portion of this option vests in equal monthly installments.
(5)

This option was granted on May 21, 2018 and 25% will become vested and exercisable on March 1, 2019. The aggregate remaining unvested portion will vest and become exercisable in equal monthly installments over the 36-month period following March 1, 2019.

(6)	Dr. Tasker resigned as the Chief Medical Officer effective June 30, 2019.
(7)	Mr. Enright resigned as Chief Executive Officer on November 30, 2018.
(8)	Ms. Czerepak resigned as Chief Financial Officer on May 8, 2018

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and approval of related party transactions

Our related parties include our directors, director nominees, executive officers, holders of more than five percent of the outstanding shares of our Common Stock the foregoing persons’ immediate family members. We review relationships and transactions in which the Company and our related parties are participants to determine whether such related persons have a direct or indirect material interest. As required under SEC rules, transactions since January 1, 2017 that are determined to be directly or indirectly material to a related party are disclosed in this Proxy Statement. In addition, the Audit Committee reviews and approves any related party transaction that is required to be disclosed. Set forth below is information concerning transactions with our related parties that is required to be disclosed under SEC rules.

Indemnification agreements

We have entered into an indemnification agreement with each of our outside directors. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Exchange Agreements

On June 22, 2018, the Company entered into substantially similar privately negotiated exchange agreements (the “First Exchange Agreements”) with certain investors (the “First Investors”). Pursuant to the terms of the First Exchange Agreements, the Company (i) issued 2,560,693 shares of Common Stock, (ii) issued convertible notes (the “Exchange Notes”) with an aggregate principal value of $1,500,000, which are initially convertible into up to 2,205,883 shares of Common Stock upon the default by the Company, based on a conversion price assuming conversion of the Exchange Notes on the date the First Exchange Agreements were signed, subject to adjustment under certain circumstances in accordance with the terms of the Exchange Notes, and (iii) paid $1,100,000 in aggregate cash consideration, all in exchange for certain warrants to purchase shares of the Common Stock held by the First Investors.

On July 11, 2018, the Company entered into substantially similar privately negotiated exchange agreements (the “Second Exchange Agreements” and, together with the First Exchange Agreements, the “Exchange Agreements”) with certain investors (the “Second Investors” and, together with the First Investors, the “Investors”). Pursuant to the terms of the Second Exchange Agreements, the Company issued an aggregate of 963,711 shares of Common Stock to the Second Investors and paid $22,241 in cash in exchange for all of the shares of Series B Redeemable Convertible Preferred Stock held by the Second Investors. Subject to the approval by the Company’s stockholders of the issuance of the Company’s shares of Common Stock pursuant to the Second Exchange Agreements, the Company will issue an additional 4,351,136 shares of Common Stock at the second closing of the Second Exchange Agreements in exchange for the warrants to purchase shares of Common Stock held by the Second Investors. Pursuant to the terms of the Exchange Agreements:

•

Entities affiliated with Hudson Bay Capital Management LP received an aggregate of 2,079,283 shares of Common Stock, $2,812,797 in cash and an Exchange Note for a principal value of $893,200 pursuant to the First Exchange Agreements;

•

Novartis Bioventures Ltd. received 663,346 shares of Common Stock and received an additional 2,994,993 shares of Common Stock upon approval by the Company’s stockholders at the 2018 annual meeting of stockholders;

•	HealthCap V LP received 65,339 shares of Common Stock and received an additional 295,006 shares of Common Stock upon approval by the Company’s stockholders, and OFCO Club V received 996 shares of Common Stock and received an additional 4,496 shares of Common Stock upon approval by the Company’s stockholders; and

•

UFF Innovation 14 FCPI, UFF Innovation 15 FCPI and Truffle Fortune 4 FCPI received an aggregate of 145,936 shares of Common Stock and received an additional 658,899 shares of Common Stock upon approval by the Company’s stockholders.

OTHER MATTERS

Other matters

As of the date of this Proxy Statement, the Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as such persons deem advisable. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card.

Stockholder proposals for 2020 Annual Meeting

In order to be considered for inclusion in the Company’s proxy statement and proxy card relating to the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”), any proposal by a stockholder submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received by the Company at its principal executive offices in Gaithersburg, Maryland, on or before                 , 2020, unless the 2020 Annual Meeting is held on a date more than 30 days from the anniversary of the 2019 Annual Meeting, in which case such proposals must be submitted a reasonable time before the Company prints and mails the proxy materials for the 2020 Annual Meeting.

In addition, under the Company’s bylaws, any director nominee or proposal for consideration at the 2020 Annual Meeting submitted by a stockholder other than pursuant to Rule 14a-8 will be considered timely if such proposal or director nomination is received by the Corporate Secretary of the Company at its principal executive offices within the time periods set forth in the Company’s bylaws. If the 2020 Annual Meeting is held on a date no more than 30 days before or after September 26, 2020, the anniversary date of the 2019 Annual Meeting, then a stockholder proposal or director nominee must be received no earlier than                 , 2020 and no later than                 , 2020. However, if the Company’s 2020 Annual Meeting is held on a date more than 30 days before or after September 26, 2020, such proposals or director nominees must be received no later than 10 days after the day on which the date of the 2020 Annual meeting is first disclosed by the Company.

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy statements and other information regarding issuers, such as Altimmune, Inc., that file electronically with the SEC.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The SEC allows the Company to “incorporate by reference” certain information the Company files with it, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Proxy Statement, and information that the Company files later with the SEC will automatically update and supersede previously filed information, including information contained in this document. We are incorporating by reference the following, which include the information required by Item 13(a) of Schedule 14A and further information concerning the transactions described in Proposal 5:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on April 1, 2019;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019, filed with the SEC on August 13, 2019;

•

Our Current Reports on Form 8-K filed with the SEC on July 9, 2019 and July 15, 2019 excluding any information deemed “furnished” and not “filed” pursuant to Item 2.02 or 7.01 of Form 8-K and exhibits filed on such form that are related to such item; and

•

The description of our common stock set forth in the registration statement on Form 8-A registering our Common Stock under Section 12 of the Exchange Act, which was filed with the SEC on May 4, 2017, including any amendments or reports filed for purposes of updating such description.

Any person, including any beneficial owner, to whom this Proxy Statement is delivered may request copies of reports, proxy statements or other information concerning the Company (including the documents incorporated by reference herein) without charge, by written or telephonic request directed to our Corporate Secretary at Altimmune, Inc., 910 Clopper Road, Suite 201S, Gaithersburg, Maryland 20878. A request for copies of reports, proxy statements or other information concerning the Company (including the documents incorporated by reference herein) must set forth a good-faith representation that the requesting party was either a holder of record or a beneficial owner of our common stock on August 9, 2019.

APPENDIX A

ALTIMMUNE, INC.

2019 EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the 2019 Employee Stock Purchase Plan of Altimmune, Inc.

1. Purpose. The purpose of the Plan is to provide Employees of the and its Designated Parents or Subsidiaries with an opportunity to purchase Common Stock (as defined below) of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Acquisition Event” means (i) a merger or consolidation in which the Company is not the surviving entity, (ii) any transaction that results in the acquisition of all or substantially all of the Company’s outstanding Common Stock by a single person or entity or by a group of persons or entities acting in concert or (iii) the sale or transfer of all or substantially all of the Company’s assets.

(b) “Administrator” means either the Board or a committee of the Board that is responsible for the administration of the Plan as is designated from time to time by resolution of the Board.

(c) “Applicable Laws” means the legal requirements relating to the administration of employee stock purchase plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code and the applicable regulations thereunder, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to participation in the Plan by residents therein.

(d) “Board” means the Board of Directors of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

(f) “Common Stock” means the common stock of the Company, par value $0.001 per share.

(g) “Company” means Altimmune, Inc., a Delaware corporation, and its successors by operation of law.

(h) “Compensation” means an Employee’s base salary from the Company or one or more Designated Parents or Subsidiaries, including such amounts of base salary as are deferred by the Employee (i) under a qualified cash or deferred arrangement described in Section 401(k) of the Code or (ii) to a plan qualified under Section 125 of the Code. Compensation does not include overtime, bonuses, annual awards, other incentive payments, reimbursements or other expense allowances, fringe benefits (cash or noncash), moving expenses, deferred compensation, contributions (other than contributions described in the first sentence) made on the Employee’s behalf by the Company or one or more Designated Parents or Subsidiaries under any employee benefit or welfare plan now or hereafter established, and any other payments not specifically referenced in the first sentence.

(i) “Designated Parents or Subsidiaries” means the Parents or Subsidiaries which have been designated by the Administrator from time to time as eligible to participate in the Plan.

(j) “Effective Date” means March 29, 2019. However, if any Parent or Subsidiary becomes a Designated Parent or Subsidiary after such date, then the Administrator, in its discretion, shall designate a separate Effective Date with respect to the employee-participants of such Designated Parent or Subsidiary.

(k) “Employee” means any individual, including an officer or director, who is an employee of the Company or a Designated Parent or Subsidiary for purposes of Section 423 of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the individual’s employer. Where the period of leave exceeds three months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the day that is three months and one day following the start of such leave, for purposes of determining eligibility to participate in the Plan.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Exercise Date” means the last day of each Purchase Period.

(n) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on one or more established stock exchanges, including without limitation The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market of the Nasdaq Stock Market, LLC or The New York Stock Exchange, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, its Fair Market Value thereof shall be determined by the Administrator in good faith.

(o) “New Exercise Date” has the meaning set forth in Section 18(b).

(p) “Offering” means an offer under the Plan of an Option that may be exercised during an Offering Period. For purposes of the Plan, all Employees eligible to participate pursuant to Section 3 will be deemed to participate in the same Offering unless the Administrator otherwise determines that Employees of the Company or one or more Designated Parents or Subsidiaries will be deemed to participate in separate Offerings, in which case the Offerings will be considered separate even if the dates of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Section 1.423-2(a)(1) of the Treasury regulations issued under Section 423 of the Code, the terms of each Offering need not be identical provided that the terms of the Plan and the Offering together satisfy Sections 1.423-2(a)(2) and (a)(3) of such Treasury regulations.

(q) “Offering Date” means the first day of each Offering Period.

(r) “Offering Period” means an Offering Period established pursuant to Section 4.

(s) “Option” means, with respect to each Offering Period, a right to purchase shares of Common Stock on the Exercise Date for such Offering Period in accordance with the terms and conditions of the Plan.

(t) “Parent” means a “parent corporation” of the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(u) “Participant” means an Employee of the Company or Designated Parent or Subsidiary who has enrolled in the Plan as set forth in Section 5(a).

(v) “Plan” means this 2019 Employee Stock Purchase Plan.

(w) “Purchase Period” means a period of six months, commencing on February 1 and August 1 of each year and terminating on the next following July 31 or January 31, respectively.

(x) “Purchase Price” means an amount equal to the lower of (i) 85% (or such greater percentage as designated by the Administrator) of the Fair Market Value of a share of Common Stock on the Offering Date or (ii) 85% (or such greater percentage as designated by the Administrator) of the Fair Market Value of a share of Common Stock on the Exercise Date.

(y) “Reserves” means, as of any date, the sum of (i) the number of shares of Common Stock covered by each then outstanding Option under the Plan which has not yet been exercised and (ii) the number of shares of Common Stock which have been authorized for issuance under the Plan but not then subject to an outstanding Option.

(z) “Subsidiary” means a “subsidiary corporation” of the Company, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Eligibility.

(a) General. Subject to the further limitations in Sections 3(b) and 3(c), any individual who is an Employee on a given Offering Date shall be eligible to participate in the Plan for the Offering Period commencing with such Offering Date. No individual who is not an Employee shall be eligible to participate in the Plan.

(b) Limitations on Grant and Accrual. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an Option under the Plan (i) if, immediately after the grant, such Employee (taking into account stock owned by any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Parent or Subsidiary or (ii) which permits the Employee’s rights to purchase stock under all employee stock purchase plans of the Company and its Parents or Subsidiaries to accrue at a rate which exceeds $25,000 worth of stock (determined at the Fair Market Value of the shares at the time such Option is granted) for each calendar year in which such Option is outstanding at any time. The determination of the accrual of the right to purchase stock shall be made in accordance with Section 423(b)(8) of the Code.

(c) Other Limits on Eligibility. Notwithstanding Section 3(a), unless otherwise determined prior to the applicable Offer Date, the following Employees shall not be eligible to participate in the Plan for any relevant Offering Period: (i) Employees whose customary employment is 20 hours or less per week; (ii) Employees whose customary employment is for not more than five months in any calendar year; (iii) Employees who have not been employed for such continuous period preceding the Offering Date as the Administrator may require, but in no event shall the required period of continuous employment be equal to or greater than two years; and (iv) Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) if their participation is prohibited under the laws of the applicable non-U.S. jurisdiction or if complying with the laws of the applicable non-U.S. jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code.

4. Offering Periods.

(a) The Plan shall be implemented through overlapping or consecutive Offering Periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated in accordance with Section 19. The maximum duration of an Offering Period shall be 27 months. Initially, unless otherwise determined by the Administrator, the Plan shall be implemented through consecutive Offering Periods of six months’ duration commencing each February 1 and August 1 following the Effective Date.

(b) A Participant shall be granted a separate Option for each Offering Period in which he or she participates. The Option shall be granted on the Offering Date and shall be automatically exercised on the Exercise Date ending within the Offering Period.

(c) Except as specifically provided herein, the acquisition of Common Stock through participation in the Plan for any Offering Period shall neither limit nor require the acquisition of Common Stock by a Participant in any subsequent Offering Period.

5. Participation.

(a) An eligible Employee may become a Participant in the Plan by submitting an authorization of payroll deduction (using such form or method (including electronic forms) as the Administrator may designate from time to time) as of a date in advance of the Offering Date for the Offering Period in which such participation will commence, as required by the Administrator for all eligible Employees with respect to a given Offering Period.

(b) Payroll deductions for a Participant shall commence with the first partial or full payroll period beginning on the Offering Date and shall end on the last complete payroll period during the Offering Period, unless sooner terminated by the Participant as provided in Section 10.

6. Payroll Deductions.

(a) At the time a Participant enrolls in the Plan, the Participant shall elect to have payroll deductions made during the Offering Period in amounts between 1% and not exceeding 10% of the Compensation which the Participant receives during the Offering Period.

(b) All payroll deductions made for a Participant shall be credited to the Participant’s account under the Plan and will be withheld in whole percentages only. A Participant may not make any additional payments into such account.

(c) A Participant may discontinue participation in the Plan as provided in Section 10, or may increase or decrease the rate of payroll deductions during the Offering Period by submitting notice of a change of status (using such form or method (including electronic forms) as the Administrator may designate from time to time) authorizing an increase or decrease in the payroll deduction rate. Any increase or decrease in the rate of a Participant’s payroll deductions shall be effective as soon as administratively practicable following the date of the request. A Participant’s payroll deduction authorization (as modified by any change of status notice) shall remain in effect for successive Offering Periods unless terminated as provided in Section 10. The Administrator shall be authorized to limit the number of payroll deduction rate changes during any Offering Period.

(d) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b), a Participant’s payroll deductions shall be decreased to 0%. Payroll deductions shall recommence at the rate provided in such Participant’s payroll deduction authorization, as amended, when permitted under Section 423(b)(8) of the Code and Section 3(b), unless such participation is sooner terminated by the Participant as provided in Section 10.

7. Grant of Option. On the Offering Date, each Participant shall be granted an Option to purchase (at the applicable Purchase Price) shares of Common Stock; provided that such Option shall be subject to (i) the limitations set forth in Sections 3(b), 6 and 12 and (ii) such other terms and conditions (applied on a uniform and nondiscriminatory basis) as the Administrator shall determine from time to time. Exercise of the Option shall occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10, and the Option, to the extent not exercised, shall expire on the last day of the Offering Period with respect to which the Option was granted.

8. Exercise of Option. Unless a Participant withdraws from the Plan as provided in Section 10, the Participant’s Option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, by applying the accumulated payroll deductions in the Participant’s account to purchase the number of full shares subject to the Option by dividing the Participant’s payroll deductions accumulated prior to the Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price. No fractional shares will be purchased; any payroll deductions accumulated in a Participant’s account which are not sufficient to purchase a full share shall be carried over to the next Purchase Period or Offering Period, whichever applies, or returned to the Participant, if the Participant withdraws from the Plan. In addition, any amount remaining in a Participant’s account following the purchase of shares on the Exercise Date due to the application of Section 423(b)(8) of the Code or Section 7, shall be returned to the Participant and shall not be carried over to the next Offering Period or Purchase Period. During a Participant’s lifetime, a Participant’s Option to purchase shares hereunder is exercisable only by the Participant.

9. Delivery. Upon receipt of a request from a Participant after each Exercise Date on which a purchase of shares occurs, the Company shall arrange for the delivery to such Participant, as soon as administratively practicable, of the shares purchased upon exercise of the Participant’s Option.

10. Withdrawal; Termination of Employment.

(a) A Participant may, by giving notice to the Company (using such form or method (including electronic forms) as the Administrator may designate from time to time), either (i) withdraw all but not less than all the payroll deductions credited to the Participant’s account and not yet used to exercise the Participant’s Option under the Plan or (ii) terminate future payroll deductions, but allow accumulated payroll deductions to be used to exercise the Participant’s Option under the Plan at any time. If the Participant elects withdrawal alternative (i) described above, all of the Participant’s payroll deductions credited to the Participant’s account will be paid to the Participant as soon as administratively practicable after receipt of notice of withdrawal, the Participant’s Option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the Offering Period. If the Participant elects withdrawal alternative (ii) described above, no further payroll deductions for the purchase of shares will be made during the Offering Period, all of the Participant’s payroll deductions credited to the Participant’s account will be applied to the exercise of the Participant’s Option on the next Exercise Date (subject to Sections 3(b), 6, 7 and 12), and after such Exercise Date, the Participant’s Option for the Offering Period will be automatically terminated and all remaining accumulated payroll deduction amounts shall be returned to the Participant. If a Participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the Participant enrolls in such succeeding Offering Period. The Administrator may, in its discretion and on a uniform and nondiscriminatory basis, specify procedures for withdrawal.

(b) Upon termination of a Participant’s employment relationship (as described in Section 2(k)) prior to the next scheduled Exercise Date, the payroll deductions credited to such Participant’s account during the Offering Period but not yet used to exercise the Option will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 14, and such Participant’s Option will be automatically terminated without exercise of any portion of such Option.

11. Interest. No interest shall accrue on the payroll deductions credited to a Participant’s account under the Plan.

12. Stock.

(a) The maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be 403,500 shares, subject to adjustment upon changes in capitalization of the Company as provided in

Section 18. If the Administrator determines that on a given Exercise Date the number of shares with respect to which Options are to be exercised may exceed (i) the number of shares then available for sale under the Plan or (ii) the number of shares available for sale under the Plan on the Offering Date(s) of one or more of the Offering Periods in which such Exercise Date is to occur, the Administrator may make an allocation of the shares remaining available for purchase on such Offering Dates or Exercise Date, as applicable, and shall either continue the Offering Period then in effect or terminate any one or more Offering Periods then in effect pursuant to Section 19. Such allocation method shall be “bottom up,” with the result that all Option exercises for one share shall be satisfied first, followed by all exercises for two shares, and so on, until all available shares have been exhausted. Any amount remaining in a Participant’s payroll account following such allocation shall be returned to the Participant and shall not be carried over to any future Purchase Period or Offering Period, as determined by the Administrator.

(b) A Participant will have no interest or voting right in shares covered by the Participant’s Option until such shares are actually purchased on the Participant’s behalf in accordance with the applicable provisions of the Plan. No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

(c) Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant.

13. Administration. The Plan shall be administered by the Administrator, which shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility, to adjudicate all disputed claims filed under the Plan, and to designate separate Offerings for the eligible Employees of the Company and one or more Designated Parents or Subsidiaries, in which case the Offerings will be considered separate even if the dates of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by Applicable Law, be final and binding upon all persons. Subject to Applicable Laws, no member of the Board or committee of the Board (or its delegates) shall be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan. In the performance of its responsibilities with respect to the Plan, the Administrator may rely upon, and no member of the Board or committee of the Board (or its delegates) shall be liable for any action taken or not taken in reliance upon, information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party that a committee of the Board deems necessary. To the extent not prohibited by Applicable Laws, the Administrator may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. For purposes of the Plan, reference to the Administrator shall be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom such committee delegates authority pursuant to this Section 13.

14. Designation of Beneficiary.

(a) Each Participant will file a designation (using such form or method (including electronic forms) as the Administrator may designate from time to time) of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the Participant (and the Participant’s spouse, if any) at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living (or in existence) at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Administrator), the Administrator shall deliver such shares and/or cash to the spouse (or domestic partner, as determined by the

Administrator) of the Participant, or if no spouse (or domestic partner) is known to the Administrator, then to the issue of the Participant, such distribution to be made per stirpes (by right of representation), or if no issue are known to the Administrator, then to the heirs at law of the Participant determined in accordance with Section 27.

15. Transferability. No payroll deductions credited to a Participant’s account, Options granted hereunder, or any rights with regard to the exercise of an Option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 14) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Administrator may, in its sole discretion, treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10.

16. Use of Funds All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions or hold them exclusively for the benefit of Participants. All payroll deductions received or held by the Company may be subject to the claims of the Company’s general creditors. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. The Company shall retain at all times beneficial ownership of any investments which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Designated Parent or Subsidiary and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company or a Designated Parent or Subsidiary. The Participants shall have no claim against the Company or any Designated Parent or Subsidiary for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

17. Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to Participants at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

18. Adjustments Upon Changes in Capitalization; Acquisition Events.

(a) Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the Reserves, the Purchase Price, the maximum number of shares that may be purchased in any Offering Period or Purchase Period, as well as any other terms that the Administrator determines require adjustment, for: (i) any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock; (ii) any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock, including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment, if any, shall be made by the Administrator, and its determination shall be final, binding and conclusive on all persons. Except as the Administrator determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the Reserves and the Purchase Price.

(b) Acquisition Events. In the event of a proposed Acquisition Event, each Option under the Plan shall be assumed by the successor corporation or a parent or subsidiary of the successor corporation, unless the Administrator, in the exercise of its sole discretion and in lieu of such assumption, determines to shorten the Offering Period then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Administrator

shortens the Offering Period then in progress in lieu of assumption in the event of an Acquisition Event, the Administrator shall notify each Participant in writing at least 10 business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that either:

(i) the Participant’s Option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10; or

(ii) the Company shall pay to the Participant on the New Exercise Date an amount in cash, cash equivalents, or property as determined by the Administrator that is equal to the excess, if any, of (i) the Fair Market Value of the shares subject to the Option over (ii) the Purchase Price due had the Participant’s Option been exercised automatically under Subsection (b)(1) above. In addition, all remaining accumulated payroll deduction amounts shall be returned to the Participant.

(c) For purposes of Section 18(b), an Option granted under the Plan shall be deemed to be assumed if, in connection with the Acquisition Event, the Option is replaced with a comparable option with respect to shares of capital stock of the successor corporation or Parent thereof. The determination of option comparability shall be made by the Administrator prior to the Acquisition Event, and its determination shall be final, binding and conclusive on all persons.

19. Amendment or Termination.

(a) The Administrator may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18, no such termination can adversely affect Options previously granted; provided that the Plan or any one or more Offering Periods then in effect may be terminated by the Administrator on any Exercise Date or by the Administrator establishing a new Exercise Date with respect to any Offering Period and/or Purchase Period then in progress if the Administrator determines that the termination of the Plan or one or more Offering Periods is in the best interests of the Company and its stockholders. Except as provided in Section 18 and this Section 19, no amendment may make any change in any Option theretofore granted which adversely affects the rights of any Participant without the consent of affected Participants. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other Applicable Law), the Company shall obtain stockholder approval of any amendment in such a manner and to such a degree as required.

(b) Without stockholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to limit the frequency and/or number of changes in the amount withheld during Offering Periods, change the length of Purchase Periods within any Offering Period, determine the length of any future Offering Period, determine whether future Offering Periods shall be consecutive or overlapping, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, establish or change Plan or per Participant limits on share purchases, establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion are advisable and which are consistent with the Plan, in each case to the extent consistent with the requirements of Section 423 of the Code and other Applicable Laws.

20. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Administrator at the location, or by the person, designated by the Administrator for the receipt thereof.

21. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto shall comply with all Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an Option, the Company may require the Participant to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws or is otherwise advisable. In addition, no Options shall be exercised or shares issued hereunder before the Plan has been approved by stockholders of the Company as provided in Section 23.

22. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of 10 years unless sooner terminated under Section 19.

23. Stockholder Approval. Continuance of the Plan shall be subject to approval by the stockholders of the Company within 12 months before or after the date the Plan is adopted. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws.

24. No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company or a Designated Parent or Subsidiary, and it shall not be deemed to interfere in any way with such employer’s right to terminate, or otherwise modify, an employee’s employment at any time.

25. No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Designated Parent or Subsidiary, participation in the Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Designated Parent or Subsidiary, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “pension plan” or “welfare plan” under the Employee Retirement Income Security Act of 1974, as amended.

26. Effect of Plan. The provisions of the Plan shall, in accordance with their terms, be binding upon, and inure to the benefit of, all successors of each Participant, including, without limitation, such Participant’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Participant.

27. Governing Law. The Plan and matters arising under or related to it shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to its principles of conflicts of laws. If any provision of the Plan is determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

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VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 09/25/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS ALTIMMUNE, INC. 910 Clopper Road If you would like to reduce the costs incurred by our company in mailing proxy materials, Suite 201S you can consent to receiving all future proxy statements, proxy cards and annual reports GAITHERSBURG, MD 20878 electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 09/25/2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Mitchel Sayare, Ph.D. 02 Vipin K. Garg, Ph.D. 03 David J. Drutz, M.D. 04 John M. Gill 05 Philip L. Hodges 06 Wayne Pisano 07 Klaus O. Schafer, M.D. The Board of Directors recommends you vote FOR proposals 2. through 6. For Against Abstain 2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm 0 0 0 for the year ending December 31, 2019 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in 0 0 0 the 2018 Proxy Statement 4. To approve the Company’s 2019 Employee Stock Purchase Plan (the “2019 ESPP”) 0 0 0 5. To approve, for purposes of complying with Nasdaq Listing Rules 5635(a) and 5635(b), the issuance of shares of 0 0 0 our common stock in connection with the occurrence of milestone payments that may become payable in the future to former securityholders of Spitfire Pharma, Inc. pursuant to an Agreement and Plan of Merger and Reorganization the Company entered into in July 2019 6. To approve the authorization to adjourn the Annual Meeting, if necessary or appropriate, to solicit additional 0 0 0 proxies in favor of the forgoing proposals if there are not sufficient votes to approve the proposals NOTE: UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE AND FOR PROPOSALS 2, 3, 4, 5 and 6, AND WILL BE VOTED BY THE PROXYHOLDERS AT THEIR DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE MEETING OR AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, JUST SIGN BELOW—NO BOXES NEED BE R1.0.1.18 CHECKED _ 1 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or 0000427670 partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, the Form 10K and Shareholder Letter are available at www.proxyvote.com. ALTIMMUNE, INC. Annual Meeting of Stockholders September 26, 2019 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Vipin K. Garg, Ph.D. and William Brown, or any of them acting singly, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot all of the shares of Common stock of ALTIMMUNE INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT on September 26, 2019, at the offices of Goodwin Procter LLP, 901 New York Avenue, N.W., Washington, DC 20001, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.    R1.0.1.18 _ 2 0000427670 Continued and to be signed on reverse side